Exhibit 99.2

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

First Citizens Bancorporation, Inc.

Columbia, South Carolina

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of First Citizens Bancorporation, Inc. and subsidiaries (the “Company”), which comprise the consolidated statements of condition as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Bancorporation, Inc. and subsidiaries as of December 31, 2013 and 2012 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

March 13, 2014, except as to Note 23 which is October 1, 2014

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

	As of December 31,
	2013	2012
	(dollars in thousands, except per share data)
ASSETS
Cash and due from banks	$235,526	$213,538
Interest bearing balances with other banks	1,076,801	1,479,048
Investment securities:
Held-to-maturity, at amortized cost (fair value of $3,834 in 2012)	—	3,831
Available-for-sale, at fair value	2,000,022	1,602,318

Total investment securities	2,000,022	1,606,149

Loans and leases not covered under FDIC loss sharing agreements	4,343,506	4,079,574
Less: Allowance for loan losses	(54,565)	(62,759)

Net loans and leases not covered under FDIC loss sharing agreements	4,288,941	4,016,815
Loans covered under FDIC loss sharing agreements, net of allowance for loan losses of $0 in 2013 and 2012	174,203	282,335

Net loans and leases	4,463,144	4,299,150
Other real estate owned:
Not covered under FDIC loss sharing agreements	28,059	44,251
Covered under FDIC loss sharing agreements	12,850	31,424
Premises and equipment, net	230,217	234,232
Interest receivable	15,805	15,671
Intangible assets	18,104	16,721
Goodwill	188,107	188,107
FDIC receivable for loss sharing agreements	11,472	53,593
Other assets	93,994	54,600

Total assets	$8,374,101	$8,236,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Demand	$2,020,190	$1,785,617
Time and savings	5,171,379	5,257,248

Total deposits	7,191,569	7,042,865
Securities sold under agreements to repurchase	179,386	225,688
Short-term borrowings	—	1,825
Long-term debt	203,278	203,176
Other liabilities	50,167	63,436

Total liabilities	7,624,400	7,536,990

Commitments and contingencies (Note 17)
Stockholders’ equity
Preferred stock (Note 15)	3,050	3,056
Non-voting common stock—$5.00 par value, authorized 1,000,000; 27,779 issued and outstanding at December 31, 2013 and December 31, 2012	139	139
Voting common stock—$5.00 par value, authorized 2,000,000; 655,514 issued and outstanding at December 31, 2013 and December 31, 2012	3,277	3,277
Surplus	65,081	65,081
Undivided profits	670,812	626,927
Accumulated other comprehensive income, net of deferred tax liability of $3,296 at December 31, 2013 and net deferred tax asset of $60 at December 31, 2012	7,342	1,014

Total stockholders’ equity	749,701	699,494

Total liabilities and stockholders’ equity	$8,374,101	$8,236,484

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended December 31,
	2013	2012	2011
	(dollars in thousands, except per share data)
INTEREST INCOME:
Interest and fees on loans	$202,040	$228,688	$264,078
Interest on investment securities:
Taxable	19,427	20,063	23,383
Non-taxable	119	181	235
Interest on interest bearing balances with other banks	3,743	3,674	3,166

Total interest income	225,329	252,606	287,860

INTEREST EXPENSE:
Interest on deposits	8,985	16,438	33,940
Interest on securities sold under agreements to repurchase	510	661	903
Interest on borrowings	12,319	12,836	12,757

Total interest expense	21,814	29,935	47,600

Net interest income	203,515	222,671	240,260
Provision for loan losses	8,054	20,066	23,558

Net interest income after provision for loan losses	195,461	202,605	219,704

NONINTEREST INCOME:
Service charges on deposits	38,660	38,090	38,001
Cardholder and merchant income	40,905	36,225	32,762
ATM income	3,915	3,928	3,930
Commissions and fees from fiduciary activities	17,739	14,453	12,339
Mortgage income	11,675	15,856	7,743
Gain on sale of investment securities	8,290	15,450	1,507
Other-than-temporary impairment on equity securities	—	—	(1,179)
Other income related to FDIC loss sharing agreements	4,384	7,033	12,788
Loss on sale of other real estate owned	(3,027)	(3,749)	(2,853)
Other	8,450	8,078	6,955

Total noninterest income	130,991	135,364	111,993

NONINTEREST EXPENSE:
Salaries and employee benefits	132,136	128,400	126,117
Data processing fees	27,420	25,111	22,759
Bankcard processing fees	18,700	15,157	13,836
Net occupancy expense	16,621	17,526	18,130
Professional services	7,064	9,508	8,541
FDIC deposit insurance expense	5,494	6,687	7,687
Furniture and equipment expense	9,403	9,627	10,280
Amortization expense	1,817	2,021	2,427
Other real estate expense	8,955	8,076	10,061
Other	30,414	32,320	30,664

Total noninterest expense	258,024	254,433	250,502

Income before income tax expense	68,428	83,536	78,193
Income tax expense	23,425	29,701	27,416

Net income	$45,003	$53,835	$50,777

Net income per common share	$65.62	$63.97	$59.91

Weighted average common shares outstanding	683,293	838,625	844,884

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2013	2012	2011
	(dollars in thousands)
NET INCOME	$45,003	$53,835	$50,777

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized gains on securities:
Net unrealized (losses) gains on investment securities available-for-sale	(6,959)	11,527	9,180
Tax effect	2,592	(4,120)	(3,370)
Reclassification adjustment for impairment losses included in net income	—	—	1,179
Tax effect	—	—	(433)
Reclassification adjustment for gains on securities available-for-sale included in net income	(8,290)	(15,450)	(1,507)
Tax effect	3,091	5,523	553

Total change in unrealized gains on investment securities available-for-sale, net of taxes	(9,566)	(2,520)	5,602

Change in pension obligation:
Net actuarial gains (losses) on pension plan	21,070	(18,489)	(7,874)
Tax effect	(7,639)	6,702	2,877
Reclassification adjustment for change related to employee benefit plan	3,863	2,588	1,669
Tax effect	(1,400)	(938)	(610)

Change related to employee benefit plan, net of taxes	15,894	(10,137)	(3,938)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	6,328	(12,657)	1,664

TOTAL COMPREHENSIVE INCOME	$51,331	$41,178	$52,441

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Number of Common Stock Shares	Preferred Stock	Non- Voting Common Stock	Voting Common Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Total Stock- holders’ Equity
	(dollars in thousands, except per share data)
Balance at December 31, 2010	845,871	$3,104	$142	$4,087	$65,081	$605,500	$12,007	$689,921
Net income	—	—	—	—	—	50,777	—	50,777
Reacquired preferred stock	—	(6)	—	—	—	(5)	—	(11)
Reacquired voting common stock	(1,000)	—	—	(5)	—	(500)	—	(505)
Common stock dividends ($1.40 per share)	—	—	—	—	—	(1,183)	—	(1,183)
Preferred stock dividends	—	—	—	—	—	(165)	—	(165)
Other comprehensive income	—	—	—	—	—	—	1,664	1,664

Balance at December 31, 2011	844,871	$3,098	$142	$4,082	$65,081	$654,424	$13,671	$740,498
Net income	—	—	—	—	—	53,835	—	53,835
Reacquired preferred stock	—	(42)	—	—	—	14	—	(28)
Reacquired voting common stock	(160,910)	—	—	(805)	—	(78,041)	—	(78,846)
Reacquired non-voting common stock	(668)	—	(3)	—	—	(247)	—	(250)
Common stock dividends ($3.40 per share)	—	—	—	—	—	(2,872)	—	(2,872)
Preferred stock dividends	—	—	—	—	—	(186)	—	(186)
Other comprehensive loss	—	—	—	—	—	—	(12,657)	(12,657)

Balance at December 31, 2012	683,293	$3,056	$139	$3,277	$65,081	$626,927	$1,014	$699,494
Net income	—	—	—	—	—	45,003	—	45,003
Reacquired preferred stock	—	(6)	—	—	—	1	—	(5)
Common stock dividends ($1.40 per share)	—	—	—	—	—	(957)	—	(957)
Preferred stock dividends	—	—	—	—	—	(162)	—	(162)
Other comprehensive income	—	—	—	—	—	—	6,328	6,328

Balance at December 31, 2013	683,293	$3,050	$139	$3,277	$65,081	$670,812	$7,342	$749,701

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2013	2012	2011
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$45,003	$53,835	$50,777
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	8,054	20,066	23,558
Depreciation and amortization	18,807	21,251	23,779
Net amortization of premiums and discounts on investment securities	11,573	5,424	3,812
Accretion of discount on long-term debt	102	101	101
Deferred income tax benefit	(206)	(26,808)	(16,112)
Gain on sales of premises and equipment	(403)	(258)	37
Decrease in FDIC receivable for loss sharing agreements	42,121	54,876	155,431
(Increase) decrease in interest receivable	(134)	2,243	3,605
Decrease in interest payable	(595)	(1,614)	(3,193)
Origination of mortgage loans held-for-sale, net of principal collected	(567,099)	(708,373)	(450,531)
Proceeds from sales of mortgage loans held-for-sale	598,749	717,555	462,789
Gain on sale of mortgage loans held-for-sale	(7,753)	(13,904)	(10,470)
Gain on sale of investment securities	(8,290)	(15,450)	(1,507)
Other-than-temporary impairment on investments securities available-for-sale	—	—	1,179
Net accretion of fair market value adjustments related to acquisitions	(2,421)	(5,405)	(7,478)
(Increase) decrease in other assets	(31,010)	9,221	19,451
Loss on sale of non-covered other real estate owned	3,027	3,749	2,853
Write-down of non-covered other real estate owned	7,662	7,030	9,302
(Gain) loss on sale of covered other real estate owned	(1,599)	4,416	(3,501)
Write-down of covered other real estate owned	4,211	3,814	39,347
(Decrease) increase in other liabilities	(1,606)	16,752	(251)

Net cash provided by operating activities	118,193	148,521	302,978

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of covered other real estate owned	26,785	40,694	72,019
Proceeds from sale of non-covered other real estate owned	21,854	22,794	24,581
Net (increase) decrease in non-covered loans and leases	(324,712)	(7,860)	181,987
Decrease in covered loans and leases	99,214	134,222	160,184
Calls, maturities and prepayments of investment securities held-to-maturity	3,750	5,500	6,250
Purchases of investment securities held-to-maturity	—	—	(6,541)
Proceeds from maturities and calls of investment securities available-for-sale	444,340	898,570	949,759
Proceeds from sales of investment securities available-for-sale	559,538	320,988	255,570
Purchases of investment securities available-for-sale	(1,420,033)	(1,249,564)	(1,321,469)
Proceeds from sales of premises and equipment	1,366	321	538
Purchases of premises and equipment	(12,337)	(14,270)	(18,787)
Increase in intangible assets	—	—	(1,500)
Decrease in investment in Federal Home Loan Bank stock	2,330	4,092	6,337
Net cash received from acquisitions	—	—	56,515

Net cash (used) provided by investing activities	(597,905)	155,487	365,443

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits	148,704	166,956	(491,457)
(Decrease) increase in securities sold under agreements to repurchase	(46,302)	(28,000)	3,542
Net repayments of Federal Home Loan Bank advances	—	—	(10,091)
Repayment of short-term borrowings	(1,825)	(3,794)	—
Dividends paid	(1,119)	(3,058)	(1,348)
Acquisition of preferred stock	(5)	(28)	(11)
Acquisition of voting and non-voting common stock	—	(79,096)	(505)

Net cash provided by financing activities	99,453	52,980	(499,870)

Net (decrease) increase in cash and due from banks	(380,259)	356,988	168,551
Cash and due from banks at beginning of year	1,692,586	1,335,598	1,167,047

Cash and due from banks at end of year	$1,312,327	$1,692,586	$1,335,598

CASH PAYMENTS FOR:
Interest	$22,409	$31,549	$50,793
Income taxes	54,541	38,678	31,164

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Transfer of covered and non-covered loans to other real estate	27,173	61,749	77,142
Unrealized securities (losses) gains, net of tax	(9,566)	(2,520)	5,602
Unrealized gains (losses) related to employee benefit plan, net of tax	15,894	(10,137)	(3,938)
Acquisitions:
Assets acquired	—	—	192,265
Liabilities assumed	—	—	(195,288)
Net assets acquired	—	—	(3,023)

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES (“Bancorporation”)

FIRST CITIZENS BANCORPORATION, INC. (“Parent”)

FIRST CITIZENS BANK AND TRUST COMPANY, INC. AND SUBSIDIARIES (“First Citizens”)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

Nature of Operations:

First Citizens Bancorporation, Inc. is a one-bank financial holding company whose principal subsidiary is First Citizens Bank and Trust Company, Inc. (“First Citizens” or “the Bank”). Founded in 1964, First Citizens offers a complete array of commercial and retail banking services through its 160 offices in 102 communities in South Carolina and 20 offices in 17 communities in Georgia. The Bank provides a full range of financial services including deposit acceptance, corporate cash management, IRA plans, trust services and secured and unsecured loans. Trust services provides estate planning, estate and trust administration, IRA trust and personal investment, and pension and profit sharing administration. The Bank also originates and services mortgage loans and provides financing for small businesses. First Citizens Securities Corporation, a wholly-owned subsidiary of the Bank, is a registered broker-dealer in securities that provides investment services, including sales of annuities and third party mutual funds.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of Bancorporation and those subsidiaries that are majority-owned by Bancorporation and over which Bancorporation exercises control. In consolidation, all significant intercompany accounts and transactions have been eliminated. Assets held by the Bank in trust or in other fiduciary capacities are not assets of the Bank and are not included in the accompanying consolidated financial statements.

Bancorporation evaluates variable interests in entities for which voting interests are not an effective means of identifying controlling financial interests. Variable interests are those in which the value of the interest changes with the fair value of the net assets of the entity exclusive of variable interests. If the results of the evaluation indicate the existence of a primary beneficiary and the entity does not effectively disperse risks among the parties involved, that primary beneficiary is required to consolidate the entity. Likewise, deconsolidation of an entity is required if the evaluation indicates the conditions for consolidation are not met. Bancorporation has variable interests in certain entities including low-income housing partnership interests and trust preferred securities, none of which were required to be consolidated.

Estimates in the Preparation of Financial Statements:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, determination of fair values of acquired assets and assumed liabilities, loss estimates and estimated cash flows related to acquired loans and other real estate owned which are covered under loss sharing agreements with the Federal Deposit Insurance Corporation (“FDIC”), valuation of goodwill and intangible assets, benefit plan obligations and related expenses, and income tax related items.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Acquisitions:

Bancorporation accounts for all business combinations under the acquisition method of accounting. An acquirer must be identified for each business combination, and the acquisition date is the date the acquirer achieves control. US GAAP requires the acquirer to recognize the fair value of assets acquired, liabilities assumed, and any controlling interest in the acquiree at the acquisition date as well as recognize either goodwill or a gain from a bargain purchase. In addition, acquisition-related costs and restructuring costs are recognized as period expenses as incurred.

Goodwill and Other Intangible Assets:

Goodwill represents the cost in excess of the fair value of net assets acquired in transactions considered business combinations and is not amortized but is assessed for impairment. Goodwill recorded in purchase acquisitions is subject to periodic impairment tests requiring estimates of fair value. Bancorporation reviews goodwill for impairment at least once annually and whenever events or circumstances indicate the carrying value may not be recoverable. An impairment would be indicated if the carrying value of goodwill exceeds its fair value. Bancorporation recorded no impairment charges related to its goodwill in 2013, 2012, or 2011. Other intangible assets consist primarily of core deposit intangibles, which represent the excess of the fair value of deposits acquired over their carrying values and are amortized over the period in which Bancorporation expects to derive benefit from the deposits. Intangible assets other than goodwill, which are determined to have finite lives, are amortized over the period benefited, generally five to fifteen years and are periodically reviewed for reasonableness. The recoverability of other intangibles is evaluated if events or circumstances indicate possible impairment.

Investment Securities:

Bancorporation defines held-to-maturity securities as debt securities that management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of deferred taxes, presented as a separate component of stockholders’ equity in accumulated other comprehensive income. Bancorporation determines the appropriate classification of debt securities at the time of purchase.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale equity securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. For debt securities, an impairment loss is recognized in earnings only when: (1) Bancorporation intends to sell the debt security (2) it is more likely than not that Bancorporation will be required to sell the security before recovery of its amortized cost basis or (3) Bancorporation does not expect to recover the entire amortized cost basis of the security. In situations where Bancorporation intends to sell or when it is more likely than not that Bancorporation will be required to sell the security, the entire impairment loss would be recognized in earnings. In all other situations, only the portion of the impairment loss representing the credit loss would be recognized in earnings, with the remaining portion being recognized in stockholders’ equity as a component of other comprehensive income, net of deferred taxes.

In estimating other-than-temporary impairment losses, management considers: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

issuer, and (3) the intent and ability of Bancorporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Bancorporation recorded no other-than-temporary impairment losses in 2013, 2012, or 2011. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans and Leases:

Bancorporation’s accounting methods for loans differ depending on whether the loans are originated or acquired as a result of a business combination.

Originated Loans and Leases

Loans are recorded at their principal amount outstanding, net of deferred loan fees and costs. Interest is accrued and recognized in operating income based upon the principal amount outstanding. Loan origination fees and direct loan origination costs are deferred and amortized over the estimated lives of the related loans as an adjustment to yield.

In many lending transactions, collateral is obtained to provide an additional measure of security. Generally, the cash flow and earnings power of the borrower represent the primary source of repayment and collateral is considered as an additional safeguard on an acceptable credit risk. The need for collateral is determined on a case-by-case basis after considering the current and prospective creditworthiness of the borrower, terms of the lending transaction and economic conditions.

Bancorporation classifies all loans and leases past due when the payment of principal and interest based upon contractual terms is greater than 30 days delinquent. Charge-offs on commercial loans are recorded when available information confirms the loan is not fully collectible and the loss is reasonably quantifiable. Consumer loans are subject to mandatory charge-off at a specified delinquency date consistent with regulatory guidelines.

Acquired Loans

Acquired loans are recorded at fair value at the date of acquisition. The fair values of loans with evidence of credit deterioration (acquired impaired loans) are recorded net of a non-accretable difference and, if appropriate, a liquidity discount (accretable yield). The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the nonaccretable difference, which is included as a reduction of the carrying amount of acquired loans. The accretable yield is derived by discounting the cash flows expected to be collected to present value. The difference between the present value of the expected cash flows and the undiscounted expected cash flows is the accretable yield which reduces the carrying amount of acquired loans. The accretable yield is recognized in interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows. If expected cash flows to be collected on acquired impaired loans cannot be reasonably estimated, the accretable yield will be recognized when cash payments are received or when the loan is transferred to other real estate owned.

Subsequent decreases to the expected cash flows will generally result in a provision for loan losses and an increase in the allowance for loans losses. For acquired loans covered under loss sharing agreements with the FDIC (“Covered Loans”), a proportional adjustment is made to the FDIC Receivable for the estimated amount to be reimbursed with a corresponding amount recorded as noninterest income in the Consolidated Statements of Income. Subsequent increases to the expected cash flows result in a reversal of the provision for loan losses to the extent of prior charges, or a reclassification of the difference from nonaccretable difference to accretable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

yield. Credit losses on acquired performing loans are estimated based on an analysis of the performing portfolio. Such estimated credit losses are recorded as a non-accretable difference in a manner similar to purchased impaired loans.

Covered loans are reported exclusive of expected reimbursement cash flows from the FDIC (see “FDIC Receivable for Loss Sharing Agreements” section below). The term for loss sharing agreements on residential real estate loans is ten years with respect to losses and recoveries. The term for loss sharing agreements on non-residential real estate loans is five years with respect to losses and eight years with respect to the recoveries. Under FDIC loss sharing agreements, up to 90 days of accrued interest on covered loans is reimbursable. Payments received are applied against the principal balance of the loans until such time as full collection of the remaining recorded balance is expected.

Nonaccrual Loans, Impaired Loans and Restructured Loans:

The accrual of interest is generally discontinued, except for installment and credit card loans, when substantial doubt exists as to the collectability of principal and interest or when a loan is 90 days past due as to interest or principal unless the loan is both adequately secured and in the process of collection. Generally, accrual of income on installment and credit card loans is discontinued and the loans are charged off after a delinquency of 120 days for unsecured installment and credit card loans and 180 days for secured installment loans. Loans secured by real estate remain in accrual status until foreclosure is consummated, unless impairment is evident, in which case they are placed in nonaccrual status and written down accordingly.

Loans are considered impaired if, based on current information and events, it is probable that Bancorporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on either the fair value of the underlying collateral, the present value of the future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, or the estimated market value of the loan. In measuring the fair value of the collateral, management uses a comparison of the recent selling price of similar assets, which is consistent with those that would be utilized by unrelated third parties.

Impaired loans also include loans that Bancorporation may elect to formally restructure due to the weakening credit status of a borrower such that the restructuring may facilitate a repayment plan that minimizes the potential losses that Bancorporation may have to otherwise incur. Some restructured loans continue as accruing loans after restructuring due to the borrower not being past due, adequate collateral valuations supporting the restructured loans and/or the cash flows of the underlying business appearing adequate to support the restructured debt service.

Unfunded Commitment Reserve:

The reserve for unfunded commitments represents the estimated probable losses related to unfunded credit facilities. The reserve is calculated in a manner similar to the loans evaluated collectively for impairment and taking into account the likelihood that the available credit will be utilized as well as the exposure to default. The reserve for unfunded commitments is presented within other liabilities on the consolidated statements of condition separately from the allowance for loan and lease losses and adjustments to the reserve for unfunded commitments are included in other noninterest expense in the consolidated statements of income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Allowance for Loan Losses:

The allowance for loan losses is management’s estimate of probable credit losses inherent in Bancorporation’s loan portfolio at the balance sheet date. Bancorporation determines the allowance for loan losses based on an ongoing estimation process. This estimation process is inherently subjective, as it requires material estimates, including the amounts and timing of cash flows expected to be received on impaired loans and losses incurred as of the balance sheet date in Bancorporation’s loan portfolio. Those estimates may be susceptible to significant change. Increases to the allowance for loan losses are made by charges to the provision for loan losses. Loans deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses.

The allowance is the accumulation of various components that are calculated based on an independent estimation process. All components of the allowance for loan losses represent estimates based on certain observable data that management believes are most reflective of the underlying credit losses being estimated. This evaluation includes credit quality trends, recent loan loss experience, collateral type, loan volumes, seasoning of the loan portfolio, the findings of internal credit quality assessments and results from external bank regulatory examinations. All impaired commercial and consumer loans in excess of a defined threshold are analyzed for specific reserves on a loan-by-loan basis based on management’s evaluation of the exposure for each credit, the current payment status of the loan and the value of any underlying collateral.

While management uses the best information available to establish the allowance for loan losses, future adjustments may become necessary if conditions differ substantially from the assumptions used in making the estimates. In addition, regulatory examiners may require adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Such adjustments to original estimates, as necessary, are made and reflected in the financial results in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

Accounting standards require the presentation of certain disclosure information at the portfolio segment level, which represents the level at which an entity develops and documents a systematic methodology to determine its allowance for loan losses. Bancorporation concluded that its loan and lease portfolio comprises three broad portfolio segments: commercial, retail, and covered and other acquired loans. The commercial portfolio segment primarily includes commercial real estate and commercial and industrial loans (“C&I”) loans. The commercial segment is segregated into pools based on the internal credit grade assigned to each borrower. The retail portfolio segment includes first and second mortgage loans secured by one-to-four-family residential properties, home equity lines of credit, sales finance, and other consumer loans, and are grouped by homogenous loan pools based on similar risk characteristics. Historical loss rates are applied to each identified commercial and retail loan pool, and are adjusted for current trends and economic conditions to estimate the allowance for loans losses. The covered and other acquired loan portfolio segment represents loans acquired in FDIC-assisted and other transactions. If expected cash flows decline subsequent to the acquisition date based on an analysis of estimated cash flows, an allowance for loan losses may be established on these loans.

In the fourth quarter of 2013, Bancorporation modified its loan loss methodology for its identified homogenous commercial and retail loan pools. Bancorporation changed to an eight quarter rolling average for determining its historical loss rates for each pool from a four quarter rolling average. The purpose was to more precisely estimate losses in the current lending cycle. The change in methodology resulted in a nonrecurring addition of approximately $4,182 in Bancorporation’s reserve on loans not considered impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following provides an overall assessment of Bancorporation’s underwriting risks and related portfolio segments:

Bancorporation has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a periodic basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies, and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing credit risk associated with fluctuations in economic conditions. Bancorporation maintains an independent loan review function that reviews and validates the credit risk program on a periodic basis. Results of these reviews are presented to management and the Board of Directors. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as Bancorporation’s policies and procedures.

Commercial

Commercial real estate loans are generally made by Bancorporation to business entities and are secured by properties in South Carolina and Georgia. Repayment of commercial real estate loans often depends on the successful operations and income stream of the borrowers, and commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans. Bancorporation’s underwriting criteria for commercial real estate loans include maximum loan-to-value ratios, debt coverage ratios, secondary sources of repayment, guarantor requirements, net worth requirements and quality of cash flow.

Bancorporation’s C&I loans are generally limited to terms of five years or less. Management typically collateralizes these loans with a lien on commercial real estate or with a lien on business assets and equipment. Management also generally requires the personal guarantee of the business owner. C&I loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower.

Retail

Bancorporation originates first and second mortgage loans secured by one-to-four-family residential properties primarily located in South Carolina and Georgia. Management currently originates mortgages at all branch locations, but utilizes a centralized processing location to reduce the underwriting risk. Bancorporation originates both fixed rate and adjustable rate one-to-four-family residential mortgage loans. Fixed rate conforming mortgage loans are generally originated for resale into the secondary market on a servicing retained basis.

The majority of Bancorporation’s non-mortgage loans include home equity lines of credit, auto loans and various installment loans. Consumer loans tend to have a higher credit risk than residential mortgage loans because they may be secured by depreciable assets, or may be unsecured. Bancorporation’s consumer lending generally follows accepted industry standards which includes credit scores and debt to income ratios. Bancorporation also offers home equity lines of credit as a complement to one-to-four-family residential mortgage lending. The underwriting standards applicable to home equity credit lines are similar to those for one-to-four-family residential mortgage loans, except for slightly more stringent debt-to-income and credit score requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Covered Loans

Covered loans are generally consistent with the classes of loans within the commercial and retail segments discussed above. Since these loans were acquired from the FDIC, they were underwritten by other institutions with weaker lending standards. Therefore, there is a risk that the loans were not adequately supported by the paying capacity of the borrower or the values of underlying collateral at the time of origination. These loans were recorded at fair value at the date of acquisition which includes an adjustment for credit deterioration (non-accretable difference) and for the timing of cash flows (accretable yield). To the extent that the expected cash flows have decreased since the acquisition date, Bancorporation establishes an allowance for loan losses.

FDIC Receivable for Loss Sharing Agreements:

The FDIC Receivable for loss sharing agreements is measured separately from the related covered loans and other real estate owned acquired as it is not contractually embedded in the assets covered by the loss sharing agreements and is not transferable should the assets be sold. A receivable from the FDIC is recorded based on the estimated losses on the covered loans and other real estate owned acquired using the applicable loss share percentages and the estimated true-up payment at the expiration of the loss sharing agreements. The loss share percentages and the true-up payment are specified and described in the loss sharing agreements with the FDIC as applicable. The receivable is recorded at the present value of the estimated cash flows at the date of the respective acquisition and is reviewed and updated prospectively as loss estimates related to covered loans and other real estate acquired through foreclosure change. Most third party expenses on other real estate owned and loans are covered under the loss sharing agreements and the cash flows from the reimbursable portion are included in the estimate of cash flows. The FDIC receivable is reviewed and updated prospectively as loss estimates related to indemnified assets change and as reimbursements are received or are expected to be received from the FDIC, with any adjustments recorded as charges or credits to noninterest income.

Mortgage Banking Activities:

Mortgage loans held-for-sale are stated at the lower of aggregate cost or market, net of discounts and deferred loan fees. Mortgage loans held-for-sale were $25,239 and $50,610 as of December 31, 2013 and 2012, respectively, and are included in loans in the Consolidated Statements of Condition. Nonrefundable origination fees and costs and discount points collected at loan closing are deferred and recognized in mortgage income at the time of sale of the mortgage loans. Gain or loss on the sale of mortgage loans is recognized based upon the difference between the selling price and the carrying amount of the mortgage loans sold.

Other fees earned during the loan origination process are also included in net gain or loss on sale of mortgage loans. Gain or loss on the sale of mortgage loans is a component of mortgage income in the Consolidated Statements of Income.

Bancorporation uses mandatory forward and “best efforts” commitments to protect its mortgage loans held for sale from interest rate risk from the time of origination to the time of sale. These commitments are carried on the Consolidated Statements of Condition at fair market value. Unfunded residential mortgage loan commitments for loans to be sold are also accounted for at fair market value. These fair market value adjustments are included in mortgage income in the Consolidated Statements of Income and were insignificant as of and for the years ended December 31, 2013, 2012, and 2011.

After a transfer of loans held-for-sale to a third party under a sale contract (when control has been surrendered), Bancorporation recognizes the mortgage servicing rights (“MSRs”) it retains and derecognizes the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

loans held-for-sale. The initial value of the MSR is included as a component of gain on sale within mortgage income. Any other related financial assets and liabilities would be recognized at that point as well. Currently, all transfers of loans held-for-sale are accounted for as sales of those loans as control over those loans is surrendered to a third party.

MSRs are included in intangible assets in the Consolidated Statements of Condition. The amount capitalized represents the discounted present value of future net cash flows that are expected to be received from the mortgage servicing portfolio. Fair value is determined using analyses of discounted anticipated future net cash flows, considering estimates of loan prepayments, interest rates and other economic factors. The amortization method is used to measure each class of servicing asset. Amortization of MSRs is based on a method which approximates the proportion of current net servicing income to the total estimated net servicing income expected to be recognized over the average remaining lives of the underlying loans. Servicing income, net of related amortization expense, is included as a component of mortgage income in the Consolidated Statements of Income. For purposes of impairment evaluation and measurement, MSRs are stratified based on predominant risk characteristics of the underlying loans; these are primarily loan type, amortization type (fixed or adjustable), and note rate. To the extent that the carrying value of the MSRs exceeds fair value by individual stratum, a valuation allowance is established which may be adjusted in the future as the value of MSRs increases or decreases. Changes in the valuation allowance are recognized as a component of mortgage income in the Consolidated Statements of Income. Mortgage income is when a valuation allowance is reduced only to the extent of previous amounts charged to the valuation allowance. Bancorporation’s portfolio of loans serviced for third parties was $1.99 billion and $1.89 billion at December 31, 2013 and 2012, respectively. Loans serviced for third parties are not included as assets in the accompanying consolidated financial statements.

Premises and Equipment:

Bank premises and equipment are reported at cost less accumulated depreciation. Depreciation is included in noninterest expense over the estimated useful lives of the assets (generally fifteen to forty years for buildings and improvements, and three to ten years for furniture and equipment). Leasehold improvements are capitalized and amortized to noninterest expense over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization are calculated using straight-line methods. Maintenance, repairs and minor improvements are included in noninterest expense as incurred. Major improvements are capitalized. Gains or losses upon retirement or other disposition are included in other noninterest income in the Consolidated Statements of Income.

Other Real Estate Owned:

Other real estate owned consists of real property acquired through foreclosure or in lieu of foreclosure. At the time of acquisition, other real estate owned is carried at the current fair value of the property, less estimated selling costs. Subsequent to acquisition, gains or losses on sale are recorded to noninterest income and the periodic revaluation of other real estate owned are credited only to the extent of previous losses recognized or charged to noninterest expense. Net costs of maintaining and operating acquired properties are expensed as incurred.

Other real estate owned acquired through foreclosure or in lieu of foreclosure covered under loss sharing agreements with the FDIC are carried at the current fair value, less estimated selling costs, exclusive of expected reimbursement cash flows from the FDIC. Subsequent declines to the estimated recoverable value of covered other real estate owned result in a reduction of covered other real estate owned and an increase in the FDIC Receivable for the estimated amount to be reimbursed, both amounts recorded as noninterest income in the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Consolidated Statements of Income. Any remaining accretable yield upon transfer of a loan into other real estate owned is recognized as noninterest income in the Consolidated Statements of Income.

Securities Sold Under Agreements to Repurchase:

Securities sold under agreements to repurchase represent overnight borrowings with the Bank’s customers and are secured by investment securities. The terms of the repurchase agreements may require Bancorporation to provide additional collateral if the fair value of the securities underlying the borrowings declines during the term of the agreement.

Income Taxes:

Bancorporation recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies by jurisdiction and entity in making this assessment.

Statement of Cash Flows:

For purposes of the Consolidated Statements of Cash Flows, Bancorporation has defined cash on hand, amounts due from banks and interest bearing balances with other banks as cash and cash equivalents.

Earnings Per Share:

Earnings per share are computed by dividing net income less preferred dividends noted in the Consolidated Statements of Changes in Stockholders’ Equity by the weighted average number of voting and non-voting common shares outstanding. The premium or discount paid on redemption of preferred stock is treated as dividends on preferred stock and is included in the determination of net income available for common stockholders. As Bancorporation has no dilutive securities, there is no difference between basic and diluted earnings per share.

Comprehensive Income:

Comprehensive income consists of net income for the period, unrealized gains and losses on investment securities available-for-sale and the net unrecognized prior service costs and actuarial losses relating to Bancorporation’s pension plan, net of deferred income taxes.

Segment Information:

US GAAP requires that certain entities disclose information about products and services provided by operating segments, geographic areas and major customers, differences between the measurements used in reporting segment information and those used in the entity’s general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Operating segments are components of an entity about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources in evaluating performance. Bancorporation has determined that its one operating segment is providing general financial services to customers located in South Carolina and Georgia. The various products are those generally offered by community banks and the allocation of resources is based on the overall performance of the institution rather than individual branches or products.

Changes in Accounting Principles and Effects of New Accounting Pronouncements:

In October 2012, the Financial Accounting Standards Board (“FASB”) issued an update to the accounting standards relating to subsequent measurement of indemnification assets recognized as part of a federally assisted acquisition. This guidance provides for the alignment of the accounting for a subsequent change in the measurement of the indemnification asset with the change in the assets subject to indemnification. Any amortization of changes in the value of the indemnification asset would be recorded over the lesser of the remaining term of the loss sharing agreement or the life of the indemnified assets. This update was effective for annual fiscal years beginning after December 15, 2012. The adoption of this standard did not have a material impact on Bancorporation’s financial position and results of operations.

In February 2013, the FASB issued an update to improve the reporting of amounts reclassified out of accumulated other comprehensive income. The updated guidance requires an entity to present, either on the face of the statement where net income is presented or in the notes, the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the amount reclassified is required under US GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under US GAAP to be reclassified in their entirety to net income, an entity must cross-reference to other required disclosures that provide additional details about those amounts. This update is effective for annual reporting periods beginning after December 15, 2012. Because this updated guidance impacts only disclosures in financial statements and does not change the current requirements for reporting net income or other comprehensive income in financial statements, its implementation did not impact Bancorporation’s financial position or results of operations.

In July 2013, the FASB issued an update that applies to companies that have unrecognized tax benefits when net operating losses (NOL) or similar tax loss carry-forwards or tax credit carry-forwards exist at the reporting date. Under the updated guidance, an entity should present its unrecognized tax benefits net against the deferred tax assets for all same jurisdiction NOL or similar tax loss carry-forwards, or tax credit carry-forwards that are available to and would be used by the entity to settle additional income taxes resulting from disallowance of the uncertain tax position. This update is effective for annual reporting periods beginning after December 15, 2013. Management is currently evaluating the impact of adoption on the consolidated financial statements, but does not believe that adoption will have a material impact.

Reclassifications:

Certain items in prior year financial statements have been reclassified to conform to the 2013 presentation. These reclassifications had no effect on net income or shareholders’ equity as previously reported.

Subsequent Events:

Companies must consider events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. For the financial statements and footnotes included herein, subsequent

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

events occurring prior to the date of the issuance of these consolidated financial statements have been considered. See Note 21 for management’s evaluation of subsequent events.

NOTE 2—FEDERALLY ASSISTED ACQUISITION

On June 3, 2011, First Citizens purchased substantially all of the assets and assumed substantially all of the liabilities of AB&T from the FDIC, as Receiver of AB&T. AB&T operated three banking branches located in the cities of Charleston and Myrtle Beach, South Carolina and Savannah, Georgia. First Citizens and the FDIC entered into loss sharing agreements regarding future losses (including certain expenses) incurred on loans and other real estate acquired through foreclosure existing at the acquisition date. The FDIC will reimburse First Citizens for 80 percent of net losses incurred on covered loans and other real estate acquired.

The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to the recoveries. As a result of the loss sharing agreements with the FDIC, First Citizens recorded a receivable of $14,531 at the time of acquisition. The receivable was discounted by $612 for the expected timing of receipt of cash flows. As of December 31, 2011, First Citizens identified $3,417 in net losses to submit to the FDIC under such loss sharing agreements since the acquisition date.

The AB&T Purchase and Assumption Agreement between First Citizens and the FDIC includes a true-up payment at the end of year 10. On August 14, 2021, the true-up measurement date, First Citizens is required to make a true-up payment to the FDIC equal to 50 percent of the excess, if any, of (i) 20 percent of the intrinsic loss estimate of $37.82 million, less (ii) the sum of (a) 25 percent of the asset discount, plus (b) 20 percent of the cumulative loss share payments plus (c) 3.50 percent of total covered assets at the closing of AB&T. Current projections estimate a true-up payment of $312 payable under the AB&T loss sharing agreements. This estimate is subject to change over the term of the agreements.

The acquisition of AB&T was accounted for under the acquisition method of accounting. The statement of net assets acquired and goodwill are presented in the following tables. As explained in the explanatory notes that accompany the following tables, the purchased assets and assumed liabilities were recorded at their respective acquisition date fair values. Fair values are preliminary and subject to refinement for up to one year after the closing date if additional information regarding the closing date fair values become available.

At December 31, 2011, First Citizens purchased from the FDIC two of the branch buildings and certain furniture and equipment previously owned by AB&T. The total purchase price of $2,219 was based on fair market value indicated by current appraisals.

The Consolidated Statements of Condition includes goodwill of $3,023 that resulted from the AB&T acquisition. The amount of goodwill is equal to the excess of the fair value of the recorded liabilities assumed over the fair value of assets acquired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table presents the assets acquired and liabilities assumed, as recorded by AB&T on the acquisition date and as adjusted for purchase accounting adjustments.

	June 3, 2011
	As recorded by AB&T	Fair value adjustments		As recorded by First Citizens
Assets:
Cash and due from banks	$32,110	$—		$32,110
Investment securities, at fair value	4,395	—		4,395
Loans covered under FDIC loss sharing agreements	133,075	(23,677)	a	109,398
Loans not covered under FDIC loss sharing agreements	2,939	(99)	a	2,840
Other real estate owned	3,182	(629)	b	2,553
FDIC receivable for loss sharing agreements	—	14,531	c	14,531
Intangible assets	—	1,369	d	1,369
Other assets	2,033	—		2,033

Total assets	$177,734	$(8,505)		$169,229

Liabilities:
Deposits:
Noninterest-bearing	$140,580	$—		$140,580
Interest-bearing	42,810	—		42,810

Total deposits	183,390	—		183,390
Securities sold under agreements to repurchase	1,700	—		1,700
Long-term debt	10,024	67	e	10,091
Other liabilities	107	—		107

Total liabilities	195,221	67		195,288

Excess of assets acquired over liabilities assumed	$17,487

Aggregate fair value adjustments		$(8,572)

Cash received from the FDIC				$23,036
Goodwill on acquisition of AB&T				$3,023

Explanation of fair value adjustments:

a – Adjustment reflects the fair value adjustments based on First Citizens’ evaluation of the acquired loan portfolio.

b – Adjustment reflects the estimated OREO losses based on First Citizens’ evaluation of the acquired OREO portfolio.

c – Adjustment reflects the estimated fair value of payments First Citizens will receive from the FDIC under the loss sharing agreements.

d – Adjustment reflects core deposit intangible on deposits acquired as of the acquisition date.

e – Adjustment arises since the rates on long-term obligations are higher than rates available on similar borrowings as of the acquisition date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Results of operations for AB&T prior to the acquisition date are not included in the consolidated statements of income. Due to the significant amount of fair value adjustments, the resulting accretion of those fair value adjustments and the coverage resulting from the FDIC loss sharing agreements, historical results of AB&T are not relevant to Bancorporation’s results of operations. Therefore, no pro forma information is presented.

Accounting standards prohibit carrying over an allowance for loan losses on acquired loans. However, the fair value adjustments recorded on the loan portfolio at the date of acquisition take into consideration estimated losses inherent in the loan portfolio.

NOTE 3—ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income (loss) (“AOCI”) is reported as a component of stockholders’ equity. AOCI can include, among other items, unrealized holding gains and losses on available-for-sale securities and gains and losses associated with pension benefits that are not recognized immediately as a component of net periodic benefit cost. The components of AOCI are reported net of related tax effects. The components of AOCI and changes in those components are presented in the following table.

	Unrealized gains (losses) on available- for-sale securities	Defined benefit pension plan gains (losses)	Total
Balance, January 1, 2012	$34,229	$(20,558)	$13,671
Accumulated other comprehensive income (loss) before income taxes:
Net change in unrealized gains (losses)	11,527	(18,489)	(6,962)
Amounts reclassified from accumulated other comprehensive income	(15,450)	2,588	(12,862)
Income tax expense	1,403	5,764	7,167

Net comprehensive loss	(2,520)	(10,137)	(12,657)

Ending balance at December 31, 2012	$31,709	$(30,695)	$1,014

Accumulated other comprehensive income (loss) before income taxes:
Net change in unrealized (losses) gains	(6,959)	21,070	14,111
Amounts reclassified from accumulated other comprehensive income	(8,290)	3,863	(4,427)
Income tax expense (benefit)	5,683	(9,039)	(3,356)

Net comprehensive (loss) gain	(9,566)	15,894	6,328

Ending balance at December 31, 2013	$22,143	$(14,801)	$7,342

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table shows the line items in the consolidated income statements affected by amounts reclassified from AOCI:

	Increase (decrease) in affected line item in the income statement
	Securities gains	Employee benefits*	Income taxes	Net Income
For the year ended December 31, 2012:

Amount reclassified from AOCI:
Unrealized gains on available-for-sale securities	$15,450	$—	$5,523	$9,927
Amortization of prior service credits	—	(173)	63	110
Amortization of actuarial loss	—	2,761	(1,001)	(1,760)

Total reclassifications as of December 31, 2012	$15,450	$2,588	$4,585	$8,277

For the year ended December 31, 2013:

Amount reclassified from AOCI:
Unrealized gains on available-for-sale securities	$8,290	$—	$3,091	$5,199
Amortization of prior service credits	—	(173)	63	110
Amortization of actuarial loss	—	4,036	(1,463)	(2,573)

Total reclassifications as of December 31, 2013	$8,290	$3,863	$1,691	$2,736

*	These AOCI components are included in the computation of net pension expense disclosed in Note 15 – Employee Benefits.

NOTE 4—CASH AND DUE FROM BANKS

The Bank is required to maintain reserve balances with the Federal Reserve or in vault cash. As of December 31, 2013, the required balance was $115,791 compared to $103,795 as of December 31, 2012. Of the required balance, $92,006 and $91,132 was met by vault cash and $23,785 and $12,663 was met with deposits at the Federal Reserve at December 31, 2013 and 2012, respectively. As of December 31, 2013 and 2012, approximately $6,075 in cash and due from bank balances was restricted as to use as compensating balances with other financial institutions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 5—INVESTMENT SECURITIES

The cost and the estimated fair value of investment securities held-to-maturity and available-for-sale at December 31 along with gross unrealized gains and losses determined on an individual security basis was as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held-to-maturity at December 31, 2013:
U.S. government treasuries and agencies	$—	$—	$—	$—

Total	$—	$—	$—	$—

Held-to-maturity at December 31, 2012:
U.S. government treasuries and agencies	$3,831	$3	$—	$3,834

Total	$3,831	$3	$—	$3,834

Available-for-sale at December 31, 2013:
U.S. government treasuries and agencies	$1,147,874	$1,450	$975	$1,148,349
GNMA, FNMA and FHLMC mortgage-backed securities	772,357	2,926	14,118	761,165
Obligations of states and political subdivisions	2,233	32	—	2,265
Corporate bonds	27,972	399	677	27,694
Preferred stock	10,514	—	6	10,508
Equity securities	5,217	44,859	35	50,041

Total	$1,966,167	$49,666	$15,811	$2,000,022

Available-for-sale at December 31, 2012:
U.S. government treasuries and agencies	$1,013,238	$1,779	$242	$1,014,775
GNMA, FNMA and FHLMC mortgage-backed securities	504,843	15,102	519	519,426
Obligations of states and political subdivisions	3,866	106	—	3,972
Corporate bonds	16,091	585	135	16,541
Preferred stock	10,014	171	—	10,185
Equity securities	5,162	32,257	—	37,419

Total	$1,553,214	$50,000	$896	$1,602,318

Investments in corporate bonds, preferred stock and equity securities are primarily concentrated in the financial institutions industry.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table provides maturity information for investment securities at December 31, 2013. Mortgage-backed and equity securities are shown separately as they are either not due at a single maturity date or have no maturity date.

	2013
	Cost	Estimated Fair Value
Investment securities available-for-sale maturing in:
One year or less	$148,942	$149,108
One through five years	989,766	990,807
Five to 10 years	32,859	32,119
Over 10 years	6,512	6,274
GNMA, FNMA and FHLMC mortgage-backed securities	772,357	761,165
Equity securities and preferred stock	15,731	60,549

Total investment securities available-for-sale	$1,966,167	$2,000,022

Securities with unrealized losses at December 31, 2013 were as follows:

	Less than Twelve Months		Twelve Months and Over
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
U.S. government treasuries and agencies	$829	$230,315	$146	$50,204
GNMA, FNMA and FHLMC mortgage-backed securities	12,793	512,149	1,325	31,214
Corporate bonds	406	9,411	271	5,343
Preferred stock	6	10,508	—	—
Equity securities	31	72	4	147

Total securities with unrealized losses	$14,065	$762,455	$1,746	$86,908

Securities with unrealized losses at December 31, 2012 were as follows:

	Less than Twelve Months		Twelve Months and Over
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
U.S. government treasuries and agencies	$242	$136,983	$—	$—
GNMA, FNMA and FHLMC mortgage-backed securities	368	36,322	151	7,981
Corporate bonds	52	4,020	78	2,365
Equity securities	5	146	—	—

Total securities with unrealized losses	$667	$177,471	$229	$10,346

At December 31, 2013, Bancorporation had 30 investments having a continuous unrealized loss position for more than 12 months. Market changes in interest rates and credit spreads will result in temporary unrealized losses as the market price of securities fluctuate. Bancorporation has the intent and ability to hold these securities until maturity and has reviewed them for other than temporary impairment (“OTTI”) in accordance with the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

accounting policies outlined in Note 1, “Summary of Significant Accounting Policies,” to the Consolidated Financial Statements. Bancorporation recorded no OTTI write-downs related to its investment portfolio in 2013 or 2012.

Proceeds from the sale of available-for-sale investments were $559,538, $320,988, and $255,570 in 2013, 2012, and 2011, respectively. Gross realized gains (losses) on sales and calls of available-for-sale investments were as follows:

	2013	2012	2011
Gross realized gains of sales of available-for-sale investments	$8,409	$15,443	$2,220
Gross realized losses of sales of available-for-sale investments	(139)	—	(714)
Gross realized gains of calls of available-for-sale investments	20	7	1

Total	$8,290	$15,450	$1,507

Investment securities with an amortized cost of $1.46 billion and $1.35 billion at December 31, 2013 and 2012, respectively, were pledged to secure public deposits as collateral for securities sold under agreements to repurchase and for other purposes as required by law.

NOTE 6—LOANS AND LEASES

Loans and leases, net of deferred fees and costs, was as follows:

	As of December 31,
	2013	2012
Commercial real estate	$1,198,368	$1,181,767
Commercial and industrial	453,543	399,063
1-4 Family real estate	1,162,715	1,080,341
Sales finance	556,113	449,988
Home equity line of credit	473,726	530,428
Consumer and all other loans	499,041	437,987

Loans and leases not covered, net	4,343,506	4,079,574
Covered loans, net	174,203	282,335

Total loans and leases, net	$4,517,709	$4,361,909

Covered loans represent loans acquired from the FDIC subject to loss sharing agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Bancorporation evaluated acquired loans for impairment. Acquired loans with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered impaired. The carrying value of all acquired impaired and non-impaired loans and leases as of December 31, 2013 and 2012 are included in the tables below. As of December 31, 2013 and 2012, all loans presented below were covered under loss share agreements:

	As of December 31, 2013
	Acquired Impaired Loans	Acquired Non-impaired Loans	Total
Commercial real estate	$198,466	$59,518	$257,984
Commercial and industrial	16,932	9,232	26,164
1-4 Family real estate	4,974	17,598	22,572
Home equity line of credit	45	10,511	10,556
Consumer and all other loans	—	776	776

Loans and leases, gross	220,417	97,635	318,052
Less:
Estimate of contractual principal not expected to be collected (non-accretable difference)	138,988	1,514	140,502
Allowance for loan losses on covered loans	—	—	—
Liquidity discount (accretable yield)	3,110	237	3,347

Total carrying value of acquired loans	$78,319	$95,884	$174,203

	As of December 31, 2012
	Acquired Impaired Loans	Acquired Non-impaired Loans	Total
Commercial real estate	$298,441	$100,431	$398,872
Commercial and industrial	28,145	20,676	48,821
1-4 Family real estate	4,696	30,655	35,351
Home equity line of credit	—	10,426	10,426
Consumer and all other loans	417	15,842	16,259

Loans and leases, gross	331,699	178,030	509,729
Less:
Estimate of contractual principal not expected to be collected (non-accretable difference)	210,579	8,831	219,410
Allowance for loan losses on covered loans	—	—	—
Liquidity discount (accretable yield)	6,376	1,608	7,984

Total carrying value of acquired loans	$114,744	$167,591	$282,335

The loss sharing term on commercial real estate, commercial and industrial and other commercial acquired loans with respect to losses for the Georgian Bank transaction will expire on September 30, 2014. As of December 31, 2013, the contractual principal outstanding for loans and other real estate owned subject to this expiration date was $111,685 and the carrying value was $100,161. The loss sharing terms for the remaining loss share agreements have expiration dates ranging from July 31, 2015 to June 30, 2021. As of December 31, 2013, the contractual principal outstanding for these loans and other real estate owned was $95,496 and the carrying value was $86,892.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The change in the contractual principal outstanding for all acquired impaired and non-impaired loans and leases for the year ended December 31, 2013 was as follows:

	Acquired Impaired Loans	Acquired Non-impaired Loans
Balance, December 31, 2012	$331,699	$178,030
Reductions resulting from repayments, charge-offs and foreclosures	(111,282)	(80,395)

Balance, December 31, 2013	$220,417	$97,635

The change in the liquidity discount (accretable yield) for all acquired impaired and non-impaired loans and leases for the year ended December 31, 2013 was as follows:

	Acquired Impaired	Acquired Non-impaired	Total
Balance, December 31, 2012	$6,376	$1,608	$7,984
Loan accretion	—	(2,421)	(2,421)
Reclass from non-accretable to accretable difference	—	1,342	1,342
Adjustments in estimated cash flows	(2,272)	—	(2,272)
Reductions resulting from repayments, charge-offs, and foreclosures	(994)	(292)	(1,286)

Balance, December 31, 2013	$3,110	$237	$3,347

The change in the estimate of contractual principal not expected to be collected (non-accretable difference) for all acquired impaired and non-impaired loans and leases for the year ended December 31, 2013 was as follows:

	Acquired Impaired	Acquired Non-impaired	Total
Balance, December 31, 2012	$210,579	$8,831	$219,410
Reclass from non-accretable to accretable difference	—	(1,342)	(1,342)
Adjustments in estimated cash flows	2,272	—	2,272
Reductions resulting from repayments, charge-offs, and foreclosures	(73,863)	(5,975)	(79,838)

Balance, December 31, 2013	$138,988	$1,514	$140,502

At December 31, 2013 and 2012 no acquired loans were classified as nonaccrual assets due to the application of the accretable yield method. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, may be available to be recognized on purchased loans. However, in accordance with the acquired loan policy relating to acquired impaired loans, no accretable yield has been accreted into income to date on acquired loans where the expected cash flows cannot be reasonably estimated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Nonaccrual loans, excluding acquired impaired loans, were as follows:

	As of December 31,
	2013	2012
Commercial real estate	$37,092	$47,347
Commercial and industrial	1,868	2,389
1-4 Family real estate	41,717	38,780
Sales finance	393	300
Home equity line of credit	—	—
Consumer and all other loans	6,358	6,826

Total	$87,428	$95,642

Average impaired loans, excluding acquired impaired loans, were as follows:

	For the Year Ended December 31,
	2013	2012
Commercial real estate	$56,432	$73,317
Commercial and industrial	2,597	2,801
1-4 Family real estate	52,115	48,010
Sales finance	557	274
Home equity line of credit	553	833
Consumer and all other loans	6,598	11,398

Total	$118,852	$136,633

The amount of interest that has been recognized as income on impaired loans for the years presented was not material.

NOTE 7—ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses related to loans not covered under FDIC loss sharing was as follows:

	For the Year Ended December 31,
	2013	2012	2011
Balance at beginning of year	$62,759	$70,970	$82,033
Loans charged off	(21,531)	(32,842)	(38,397)
Recoveries on loans previously charged off	5,800	6,345	6,321
Provision for loan losses	7,537	18,286	21,013

Balance at end of year	$54,565	$62,759	$70,970

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Roll-forward and allocation of the allowance for loan losses on loans not covered under FDIC loss sharing agreements as of December 31, 2013 was as follows:

	Commercial		Retail
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans	Total
Roll-forward of allowance for loan losses:
Balance at December 31, 2012	$17,485	$2,692	$20,548	$1,395	$11,592	$9,047	$62,759
Loans charged off	(4,545)	(570)	(6,947)	(641)	(5,639)	(3,189)	(21,531)
Recoveries on loans previously charged off	1,859	518	1,238	296	544	1,345	5,800
Provision for loan losses	(1,897)	(915)	3,405	910	2,519	3,515	7,537

Balance at December 31, 2013	$12,902	$1,725	$18,244	$1,960	$9,016	$10,718	$54,565

Allocation of allowance for loan losses:
Allowance for loan losses related to loans collectively evaluated for impairment	$11,820	$1,724	$18,244	$1,960	$8,864	$10,273	$52,885
Allowance for loan losses related to loans individually evaluated for impairment	1,082	1	—	—	152	445	1,680

Balance at December 31, 2013	$12,902	$1,725	$18,244	$1,960	$9,016	$10,718	$54,565

Loans evaluated for impairment in allowance for loan losses:
Loans collectively evaluated for impairment	$1,167,010	$452,365	$1,158,866	$556,113	$472,291	$492,517	$4,299,162
Loans individually evaluated for impairment	31,358	1,178	3,849	—	1,435	6,524	44,344

Balance at December 31, 2013	$1,198,368	$453,543	$1,162,715	$556,113	$473,726	$499,041	$4,343,506

Roll-forward and allocation of the allowance for loan losses on loans not covered under FDIC loss sharing agreements as of December 31, 2012 was as follows:

	Commercial		Retail
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans	Total
Roll-forward of allowance for loan losses:
Balance at December 31, 2011	$21,997	$3,266	$20,710	$1,412	$13,247	$10,338	$70,970
Loans charged off	(10,522)	(1,252)	(9,950)	(565)	(6,261)	(4,292)	(32,842)
Recoveries on loans previously charged off	2,637	865	945	206	288	1,404	6,345
Provision for loan losses	3,373	(187)	8,843	342	4,318	1,597	18,286

Balance at December 31, 2012	$17,485	$2,692	$20,548	$1,395	$11,592	$9,047	$62,759

Allocation of allowance for loan losses:
Allowance for loan losses related to loans collectively evaluated for impairment	$15,552	$2,357	$20,117	$1,395	$11,576	$8,942	$59,939
Allowance for loan losses related to loans individually evaluated for impairment	1,933	335	431	—	16	105	2,820

Balance at December 31, 2012	$17,485	$2,692	$20,548	$1,395	$11,592	$9,047	$62,759

Loans evaluated for impairment in allowance for loan losses:
Loans collectively evaluated for impairment	$1,144,806	$398,072	$1,070,218	$449,988	$528,363	$436,622	$4,028,069
Loans individually evaluated for impairment	36,961	991	10,123	—	2,065	1,365	51,505

Balance at December 31, 2012	$1,181,767	$399,063	$1,080,341	$449,988	$530,428	$437,987	$4,079,574

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Roll-forward and allocation of the allowance for loan losses on loans not covered under FDIC loss sharing agreements as of December 31, 2011 were as follows:

	Commercial		Retail
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans	Total
Roll-forward of allowance for loan losses:
Balance at December 31, 2010	$33,581	$6,011	$17,109	$1,539	$14,045	$9,748	$82,033
Loans charged off	12,391	1,648	12,508	836	6,187	4,827	38,397
Recoveries on loans previously charged off	2,235	806	1,544	292	298	1,146	6,321
Provision for loan losses	(1,428)	(1,903)	14,565	417	5,091	4,271	21,013

Balance at December 31, 2011	$21,997	$3,266	$20,710	$1,412	$13,247	$10,338	$70,970

Allocation of allowance for loan losses:
Allowance for loan losses related to loans collectively evaluated for impairment	$18,839	$3,027	$20,086	$1,412	$13,247	$9,009	$65,620
Allowance for loan losses related to loans individually evaluated for impairment	3,158	239	624	—	—	1,329	5,350

Balance at December 31, 2011	$21,997	$3,266	$20,710	$1,412	$13,247	$10,338	$70,970

Loans evaluated for impairment in allowance for loan losses:
Loans collectively evaluated for impairment	$1,180,377	$391,854	$1,067,557	$424,523	$589,588	$410,022	$4,063,921
Loans individually evaluated for impairment	54,908	4,234	1,421	—	698	9,165	70,426

Balance at December 31, 2011	$1,235,285	$396,088	$1,068,978	$424,523	$590,286	$419,187	$4,134,347

Activity in the allowance for loan losses related to loans covered under FDIC loss sharing was as follows:

	For the Year Ended December 31,
	2013	2012	2011
Balance at beginning of year	$—	$—	$83
Loans charged off	(1,305)	(2,840)	(3,736)
Recoveries on loans previously charged off	788	1,060	1,108
Provision for loan losses	517	1,780	2,545

Balance at end of year	$—	$—	$—

Bancorporation recognized $517, $1,780, and $2,545 for the years ended December 31, 2013, 2012, and 2011, respectively, in provision expense for the decline in expected cash flows since the acquisition date on certain covered loans, upon transfer of certain covered loans to other real estate owned, and executed short sales or incurred charge-offs on certain covered loans. Use of the accretable yield to absorb all or a portion of the adjustment to expected cash flows, the proceeds received, or the amount charged-off resulted in the recognition of $1,521, $2,914, and $9,493 for the years ended December 31, 2013, 2012, and 2011, respectively, in noninterest income, offset by an increase in the FDIC receivable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

As part of the ongoing monitoring of the credit quality of Bancorporation’s loan portfolio, management tracks certain credit quality indicators including the level of classified loans, net charge-offs, and the general economic conditions in its market areas.

Bancorporation utilizes a risk grading matrix to assign a risk grade to each of its loans. An asset may be subject to a split classification whereby two or more portions of the same asset are given separate classifications. A description of the general characteristics of the risk grades are as follows:

Pass—A pass rated loan is not adversely classified because it does not display any of the characteristics for adverse classification.

Special Mention—A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or the Bank’s credit position at a future date. Special mention loans should include loans where repayment is highly probable, but timeliness of repayment is uncertain due to unfavorable developments. Special mention loans are not adversely classified and do not expose Bancorporation to sufficient risk to warrant adverse classification. Loans that could be included in this category include loans that have potential credit weaknesses that could evolve into well-defined weaknesses. Special mention is not used to identify a loan that has as its sole weakness credit data exceptions or collateral documentation exceptions that are not material to the timely repayment of the loans.

Substandard—A substandard loan is inadequately protected by current sound worth and paying capacity of the borrower or of collateral pledged. Substandard loans have a well-defined weakness or well-defined weaknesses that jeopardize the liquidation of the debt. Loans in this category are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected. Substandard loans have sufficient risk to warrant an adverse classification. The main characteristic of a substandard loan is the loss of the primary source of repayment, generally cash flow, and the reliance on collateral for repayment.

Doubtful—A loan classified doubtful possesses all the characteristics of substandard loans with the addition that full collection is improbable based on existing facts, values, and conditions. Possibility of loss is high; however, due to important or reasonably specific pending factors that may work to the loan’s advantage, a precise indication of estimated loss is deferred until a more exact status can be determined. The doubtful classification is not used to defer the full recognition of an expected loss.

Loss—That portion of an asset classified Loss is considered uncollectible and of such little value that its continuance as an asset, without establishment of a specific valuation allowance or charge-off is not warranted. This classification does not necessarily mean that an asset has absolutely no recovery or salvage value; but rather, it is not practical or desirable to defer writing off a basically worthless asset (or a portion thereof) even though partial recovery may be effected in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The risk grades of the loan portfolio not covered under FDIC loss sharing agreements as of December 31, 2013 were as follows:

	Commercial		Retail
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans	Total
Pass	$1,105,262	$446,108	$1,035,006	$554,574	$431,462	$495,633	$4,068,045
Special Mention	25,555	2,312	66,635	479	24,237	1,508	120,726
Substandard	67,551	5,123	61,074	1,060	18,027	1,900	154,735
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total	$1,198,368	$453,543	$1,162,715	$556,113	$473,726	$499,041	$4,343,506

The risk grades of the loan portfolio not covered under FDIC loss sharing agreements as of December 31, 2012 was as follows as follows:

	Commercial		Retail
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans	Total
Pass	$1,051,560	$386,962	$941,759	$447,667	$483,929	$435,181	$3,747,058
Special Mention	40,885	6,010	70,441	631	26,404	1,569	145,940
Substandard	89,322	6,091	68,141	1,690	20,095	1,237	186,576
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total	$1,181,767	$399,063	$1,080,341	$449,988	$530,428	$437,987	$4,079,574

An aging analysis of past due loans not covered under FDIC loss sharing agreements as of December 31, 2013 was as follows:

	30-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans and Leases, Excluding Covered Loans	90 Days Or More Past Due and Still Accruing
Commercial real estate	$9,202	$20,637	$29,839	$1,168,529	$1,198,368	$1,040
Commercial and industrial	854	423	1,277	452,266	453,543	24
1-4 Family real estate	16,503	28,380	44,883	1,117,832	1,162,715	949
Sales finance	1,802	151	1,953	554,160	556,113	122
Home equity line of credit	3,397	6,867	10,264	463,462	473,726	6,867
Consumer and all other loans	3,165	4,309	7,474	491,567	499,041	614

Total	$34,923	$60,767	$95,690	$4,247,816	$4,343,506	$9,616

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

An aging analysis of past due loans not covered under FDIC sharing agreements as of December 31, 2012 was as follows:

	30-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans and Leases, Excluding Covered Loans	90 Days Or More Past Due and Still Accruing
Commercial real estate	$12,732	$22,642	$35,374	$1,146,393	$1,181,767	$233
Commercial and industrial	1,539	812	2,351	396,712	399,063	—
1-4 Family real estate	22,700	27,509	50,209	1,030,132	1,080,341	2,383
Sales finance	1,769	226	1,995	447,993	449,988	131
Home equity line of credit	4,585	8,019	12,604	517,824	530,428	8,019
Consumer and all other loans	4,681	3,948	8,629	429,358	437,987	330

Total	$48,006	$63,156	$111,162	$3,968,412	$4,079,574	$11,096

Covered loans have been excluded from this aging analysis because they are covered by FDIC loss sharing agreements, and their related allowance is determined by loan pool performance due to the application of the accretion method.

The following tables provide information on impaired loans, excluding acquired impaired loans:

	As of December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance
Impaired loans, excluding acquired impaired loans, with no related allowance recorded:
Commercial real estate	$24,091	$27,505	$—
Commercial and industrial	831	878	—
1-4 Family real estate	6,342	6,412	—

Subtotal	$31,264	$34,795	$—

Impaired loans, excluding acquired impaired loans, with related allowance recorded:
Commercial real estate	$26,924	$37,334	$2,165
Commercial and industrial	2,395	2,769	125
1-4 Family real estate	49,859	57,564	1,725
Home equity line of credit	505	518	2
Sales finance	487	487	23
Consumer and all other loans	7,931	8,146	380

Subtotal	$88,101	$106,818	$4,420

Total	$119,365	$141,613	$4,420

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

	As of December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance
Impaired loans, excluding acquired impaired loans, with no related allowance recorded:
Commercial real estate	$18,099	$22,676	$—
Commercial and industrial	262	296	—
1-4 Family real estate	6,858	6,890	—
Home equity line of credit	958	958	—

Subtotal	$26,177	$30,820	$—

Impaired loans, excluding acquired impaired loans, with related allowance recorded:
Commercial real estate	$44,677	$53,672	$3,373
Commercial and industrial	2,267	2,672	436
1-4 Family real estate	46,808	57,487	2,495
Home equity line of credit	1,601	1,601	54
Sales finance	300	300	1
Consumer and all other loans	7,685	7,998	262

Subtotal	$103,338	$123,730	$6,621

Total	$129,515	$154,550	$6,621

The tables above include $75,022 and $78,010, of impaired loans that were not individually evaluated at December 31, 2013 and December 31, 2012, respectively, because these loans did not meet the Bank’s threshold for individual impairment evaluation. The recorded allowance above includes $2,740 and $3,801 related to these loans that were not individually evaluated at December 31, 2013 and December 31, 2012, respectively.

At December 31, 2013, Bancorporation had 274 loans totaling $52,035 that were identified as troubled debt restructurings (“TDR’s”) and considered impaired. At December 31, 2012, Bancorporation had 260 loans totaling $57,300 that were identified as TDR’s and considered impaired. None of these loans had unfunded commitments at December 31, 2013 or 2012.

Bancorporation had $25,583 and $27,257 in loans that were accruing interest under the terms of TDR’s at December 31, 2013 and 2012, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table presents a breakdown of the types of concessions made by loan class for TDR’s for the year ended December 31, 2013 as well as the respective defaults of those loans. The type labeled “Multiple concessions” primarily includes loans modified through a combination of below market interest rates and extended payment terms.

	All Restructurings occurring within the 12 months ended December 31, 2013			Defaults of loans restructured within the 12 months ended December 31, 2013
	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Recorded Investment at Year End
Below market interest rate:
Commercial real estate	1	$429	$429	—	$—
1-4 Family real estate	6	973	973	1	132
Sales finance	1	18	18	—	—
Consumer and all other loans	1	83	83	—	—

Subtotal	9	$1,503	$1,503	1	$132

Extended payment terms:
Commercial real estate	1	$960	$960	—	$—
Sales finance	1	12	12	—	—

Subtotal	2	$972	$972	—	$—

Multiple concessions:
Commercial real estate	5	$1,957	$1,961	—	$—
1-4 Family real estate	8	806	806	4	551
Sales finance	4	55	55	—	—
Consumer and all other loans	1	5	5	—	—

Subtotal	18	$2,823	$2,827	4	$551

Total	29	$5,298	$5,302	5	$683

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table presents a breakdown of the types of concessions made by loan class for TDR’s for the year ended December 31, 2012 as well as the respective defaults of those loans. The type labeled “Multiple concessions” primarily includes loans modified through a combination of below market interest rates and extended payment terms.

	All Restructurings occurring within the 12 months ended December 31, 2012			Defaults of loans restructured within the 12 months ended December 31, 2012
	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Recorded Investment at year end
Below market interest rate:
1-4 Family real estate	9	$1,969	$1,969	6	$1,406
Home equity line of credit	2	188	188	—	—
Consumer and all other loans	4	3,733	3,733	2	2,681

Subtotal	15	$5,890	$5,890	8	$4,087

Extended payment terms:
Commercial real estate	4	$1,776	$1,776	1	$423
1-4 Family real estate	1	26	26	1	26
Consumer and all other loans	1	105	107	—	—

Subtotal	6	$1,907	$1,909	2	$449

Multiple concessions:
Commercial real estate	1	$1,687	$1,687	1	$1,687
1-4 Family real estate	13	2,387	2,387	5	342
Home equity line of credit	1	389	389	1	257
Consumer and all other loans	1	195	195	1	193

Subtotal	16	$4,658	$4,658	8	$2,479

Total	37	$12,455	$12,457	18	$7,015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table presents a breakdown of the types of concessions made by loan class for TDR’s for the year ended December 31, 2011 as well as the respective defaults of those loans. The type labeled “Multiple concessions” primarily includes loans modified through a combination of below market interest rates and extended payment terms.

	All Restructurings occurring within the 12 months ended December 31, 2011			Defaults of loans restructured within the 12 months ended December 31, 2011
	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Recorded Investment at year end
Below market interest rate:
1-4 Family real estate	21	$3,170	$3,171	4	$985
Home equity line of credit	1	47	47	—	—
Consumer	2	2,488	2,488	2	2,497

Subtotal	24	$5,705	$5,706	6	$3,482

Extended payment terms:
Commercial real estate	31	$12,730	$12,741	5	$2,607
Commercial and industrial	5	3,278	3,278	—	—
1-4 Family real estate	4	596	596	2	1,073

Subtotal	40	$16,604	$16,615	7	$3,680

Multiple concessions:
Commercial real estate	1	$343	$343	—	$—
1-4 Family real estate	31	5,761	5,761	3	349
Home equity line of credit	2	567	567	—	—
Consumer	3	115	115	1	16

Subtotal	37	$6,786	$6,786	4	$365

Total	101	$29,095	$29,107	17	$7,527

Qualitative factors are used in determining whether or not a loan should be classified as a TDR. Factors include whether or not the borrower is experiencing financial difficulty, whether or not the borrower can access funds at market rate for similar loan characteristics, and whether or not a concession was granted.

The majority of troubled debt restructurings are included in the substandard grading category which results in more elevated loss expectations when determining the expected cash flows that are used to determine the allowance for loan losses associated with these loans. When a restructured loan subsequently defaults, it is evaluated and downgraded if appropriate or is liquidated or charged off. The more severely graded the loan, the lower the estimated expected cash flows and the greater the allowance recorded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 8—PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	As of December 31,
	2013	2012
Land	$98,533	$98,454
Buildings and improvements	213,034	210,536
Furniture and equipment	58,185	55,830
Leasehold improvements	1,381	1,501
Construction in progress	1,914	3,592

Total	373,047	369,913
Less: Accumulated depreciation and amortization	(142,830)	(135,681)

Total premises and equipment	$230,217	$234,232

Provisions for depreciation and amortization included in noninterest expense were $15,389, $15,587, and $16,391 for the years ended December 31, 2013, 2012, and 2011, respectively.

Bancorporation has entered into various noncancellable operating leases for land and buildings used in its operations. The leases expire over the next nine years, and most contain renewal options from one to 15 years. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by Bancorporation. Rental expense, including month-to-month leases, reported in net occupancy expense in the Consolidated Statements of Income was $1,002, $1,301, and $1,806 for the years ended December 31, 2013, 2012, and 2011, respectively. Bancorporation recognized rental income of $4,202, $3,910, and $3,843 for the years ended December 31, 2013, 2012, and 2011, respectively.

At December 31, 2013, future minimum rental commitments under noncancellable operating leases that have a remaining life in excess of one year are summarized as follows:

2014	$925
2015	770
2016	499
2017	404
2018	333
2019 and thereafter	976

Total minimum obligation	$3,907

NOTE 9—GOODWILL AND OTHER INTANGIBLES

In accordance with US GAAP, no goodwill amortization was recorded for the years ended December 31, 2013, 2012, and 2011. Goodwill is tested for impairment on an annual basis to determine if the fair value of the reporting unit is below its carrying amount. Bancorporation completed its annual impairment analysis during the fourth quarter of 2013 and determined there was no impairment of goodwill. There were no changes in the carrying amount for goodwill for the years ended December 31, 2013 and December 31, 2012. The carrying amount for goodwill for the year ended December 31, 2013 and 2012 was $188,107.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Changes in the carrying amount for goodwill for the year ended December 31, 2011 were as follows:

Balance at December 31, 2010	$184,953
AB&T transaction (previously discussed in Note 2)	3,023
Adjustment related to prior year acquisition	131

Balance at December 31, 2011	$188,107

The changes in the carrying amounts of core deposit and other intangibles and mortgage servicing rights for the years ended December 31, 2013, 2012, and 2011 were as follows:

	Core Deposit and Other Intangibles	Mortgage Servicing Rights*	Total
Balance at December 31, 2010	$7,086	$12,546	$19,632
Amortization	(2,427)	(4,961)	(7,388)
AB&T transaction (previously discussed in Note 2)	1,369	—	1,369
Servicing rights originated	—	3,688	3,688

Balance at December 31, 2011	$6,028	$11,273	$17,301
Amortization	(2,021)	(3,643)	(5,664)
Servicing rights originated	—	5,084	5,084

Balance at December 31, 2012	$4,007	$12,714	$16,721
Amortization	(1,817)	(1,601)	(3,418)
Servicing rights originated	—	4,801	4,801

Balance at December 31, 2013	$2,190	$15,914	$18,104

*	Valuation allowance for MSRs was $594 and $2,350 as of December 31, 2013 and 2012, respectively.

As of December 31, 2013 and 2012, the fair market values of MSRs were $21,161 and $13,075, respectively. Contractually specified mortgage servicing fees, late fees and ancillary fees earned for the year ended December 31, 2013, 2012, and 2011 were $5,523, $5,445, and $5,921, respectively. These amounts are included in mortgage income in the Consolidated Statements of Income.

The amortization expense related to mortgage servicing rights, included as a reduction of mortgage income in the Consolidated Statements of Income, was $1,601, $3,643, and $4,961 for the years ended December 31, 2013, 2012, and 2011, respectively. Amortization expense was reduced by a net recapture of mortgage servicing rights impairment of $1,756 and $236 for the years ended December 31, 2013 and 2012, respectively. Amortization expense included impairment of $1,854 for the year ended December 31, 2011.

Key economic assumptions used to value mortgage servicing rights as of December 31, 2013 was as follows:

Weighted-average remaining life	5.68 years
Weighted-average discount rate	8.06%
Weighted-average prepayment speed	12.72%
Weighted-average coupon	4.19%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Amortization expense on core deposit intangibles was $1,817, $2,021, and $2,427 for the years ended December 31, 2013, 2012, and 2011, respectively. Bancorporation projects the following aggregate amortization expense based on existing core deposit and other intangibles for each of the next five years:

For the year ended December 31:

2014	1,378
2015	267
2016	267
2017	196
2018	82

NOTE 10—FDIC RECEIVABLE FOR LOSS SHARING AGREEMENTS

First Citizens has entered into loss share agreements with the FDIC that provide significant protection regarding certain acquired assets. The expected reimbursements under the loss share agreements were recorded as an indemnification asset at the time of each acquisition.

The following table presents the changes in the FDIC receivable for loss sharing agreements:

	For the Year Ended December 31,
	2013	2012	2011
Balance at beginning of year	$53,593	$108,469	$249,369
AB&T transaction (previously discussed in Note 2)	—	—	14,531
Accretion of discounts	1,279	2,441	8,319
Change in clawback adjustment	367	(162)	(306)
Receipt of payments from FDIC	(26,560)	(65,334)	(223,119)
Post-acquisition adjustments	(17,207)	8,179	59,675

Balance at end of year	$11,472	$53,593	$108,469

NOTE 11—FEDERAL HOME LOAN BANK STOCK

First Citizens is a member of the Federal Home Loan Bank of Atlanta (“FHLB”). As a condition of membership, First Citizens purchased capital stock of the FHLB. The capital stock cannot be sold but may be redeemed if First Citizens is not a member of the FHLB. The amount of the investment will increase or decrease based upon the level of borrowings from the FHLB as well as First Citizens’ asset size. Due to the redemptive provisions of the FHLB, this stock is carried at cost and approximates fair value. As of December 31, 2013 and December 31, 2012, an investment in FHLB of $9,826 and $12,156, respectively, is reflected in other assets in the Consolidated Statements of Condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 12—DEPOSITS

Deposits and related interest expense are summarized as follows:

	Deposits December 31,		Interest Expense For the Year Ended December 31,
	2013	2012	2013	2012	2011
Demand	$2,020,190	$1,785,617	$—	$—	$—
NOW accounts	1,872,085	1,809,286	1,338	1,787	4,383
Money market accounts	1,778,976	1,742,359	3,233	5,039	6,994
Savings	483,990	441,703	82	362	518
Time	1,036,328	1,263,900	4,332	9,250	22,045

Total	$7,191,569	$7,042,865	$8,985	$16,438	$33,940

Time deposits with a minimum denomination of one hundred thousand dollars totaled $268,165 and $340,296 at December 31, 2013 and 2012, respectively.

At December 31, 2013 the scheduled maturities of time deposits were:

2014	$797,884
2015	158,203
2016	51,602
2017	19,976
2018	8,663

Total time deposits	$1,036,328

NOTE 13—INCOME TAXES

As of December 31, 2013, Bancorporation had no unrecognized tax benefits related to federal or state income tax matters. It is Bancorporation’s policy to recognize any accrued interest and penalties related to unrecognized tax benefits in tax expense.

The components of consolidated income tax expense are as follows:

	For the Year Ended December 31,
	2013	2012	2011
Current:
Federal	$20,934	$53,255	$41,667
State	2,697	3,254	1,861

	23,631	56,509	43,528

Deferred:
Federal	(194)	(25,430)	(16,112)
State	(12)	(1,378)	—

	(206)	(26,808)	(16,112)

Total income tax expense	$23,425	$29,701	$27,416

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The significant components of Bancorporation’s deferred tax assets and liabilities, which are included in other liabilities in the Consolidated Statements of Condition, are as follows:

	As of December 31,
	2013	2012
Deferred tax assets:
Allowance for loan losses	$518	$14,353
Employee benefits	16,880	24,261
Other reserves	7,382	6,408
Amortization—intangibles	3,173	4,233
Book depreciation over tax	6,469	6,560
Other	5,876	5,735

Total deferred tax assets	40,298	61,550

Deferred tax liabilities:
Deferred acquisition gain	9,817	27,226
Mark-to-market of available-for-sale investments	11,712	17,395
Pension costs	19,702	15,316
Mortgage servicing rights	5,032	4,261
Other	2,749	2,917

Total deferred tax liabilities	49,012	67,115

Net deferred tax liability	$(8,714)	$(5,565)

Bancorporation has no valuation allowance for deferred tax assets based on management’s belief that it is more likely than not that the deferred tax assets will be realized.

Total income tax expense differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate (35%) to pretax income as a result of the following differences:

	For the Year Ended December 31,
	2013	2012	2011
Tax expense at statutory rate	$23,950	$29,238	$27,368
Increase (decrease) in taxes resulting from:
Non-taxable interest	(589)	(717)	(854)
State income taxes, net of federal income tax benefit	1,753	2,115	1,718
Tax credits	(1,535)	(935)	—
Other, net	(154)	—	(816)

Total income tax expense	$23,425	$29,701	$27,416

Years 2010 through 2013 are subject to audit by Federal and State tax authorities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 14—SHORT-TERM BORROWINGS AND LONG-TERM DEBT

Short-term borrowings

Bancorporation had no advances outstanding from the FHLB as of December 31, 2013 or December 31, 2012. FHLB advances are borrowings from the FHLB pursuant to a line of credit collateralized by a blanket lien on qualifying loans secured by first mortgages on 1-4 family residences, home equity lines of credit, multi-family real estate, and commercial real estate. Advances have various maturity dates, terms and repayment schedules with fixed or variable rates of interest, payable monthly on maturities of one year or less and payable quarterly on maturities over one year. Total qualifying loans of First Citizens available to pledge to the FHLB for advances and letters of credit at December 31, 2013 were approximately $526,585. Additional borrowings are available by pledging more collateral and purchasing additional stock in the FHLB. Advances are subject to prepayment penalties and convertible advances are subject to call at the option of the FHLB.

As of December 31, 2013 and 2012, there were $0 and $1,825, respectively, of subordinated notes payable due within the next twelve months.

Long-term debt

Components of long-term debt as of December 31 was as follows:

	2013	2012
Guaranteed Preferred Beneficial Interest in Bancorporation’s Junior Subordinated Deferrable Interest Debenture 8.25%, due March 15, 2028 (FCB/SC Capital Trust I)	$51,547	$51,547
Guaranteed Preferred Beneficial Interest in Bancorporation’s Junior Subordinated Deferrable Interest Debenture Floating Rate (2.49% as of December 31, 2013), due June 15, 2034 (FCB/SC Capital Trust II)	51,547	51,547
Guaranteed Preferred Beneficial Interest in Junior Subordinated Deferrable Interest Debenture Floating Rate (3.09% as of December 31, 2013), due April 7, 2034 (SCB Capital Trust I)	10,310	10,310

	113,404	113,404

Subordinated notes payable:
6.80% maturing April 1, 2015 (issued 2005)	74,874	74,772
8.00% maturing June 1, 2018 (issued 2008)	15,000	15,000

	89,874	89,772

Total long-term debt	$203,278	$203,176

Principal amounts due for the next five years on short–term and long-term debt at December 31, 2013 are: 2014—none; 2015—$75,000; 2016—none; 2017—none; and 2018—$15,000.

FCB/SC Capital Trust I, a statutory business trust (“Cap Trust I”) created by Bancorporation, had outstanding at December 31, 2013, $50,000 (par value) of 8.25% Capital Securities which will mature on March 15, 2028. The balance of the securities can be prepaid, subject to regulatory approval, in whole or part at any time on or after March 15, 2008 subject to a premium until on or after March 15, 2018. Additionally, Cap Trust I issued $1,547 in liquidation amount of its Common Securities, which constitute all of its outstanding Common Securities to Bancorporation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

FCB/SC Capital Trust II, a statutory business trust (“Cap Trust II”) created by Bancorporation, had outstanding at December 31, 2013, $50,000 (par value) of floating rate Capital Securities based on three month LIBOR plus 2.25% which resets quarterly. The principal assets of Cap Trust II will mature on June 15, 2034. The balance of the securities can be prepaid, subject to regulatory approval, in whole or part at any time on or after June 15, 2009. Additionally, Cap Trust II issued $1,547 in liquidation amount of its Common Securities, which constitute all of its outstanding Common Securities to Bancorporation.

The Capital Securities and the Common Securities of Cap Trust I and Cap Trust II are included in Tier 1 capital for regulatory capital adequacy purposes. The obligations of Bancorporation with respect to the issuance of the Capital Securities and the Common Securities constitute a full and unconditional guarantee by Bancorporation of the Trust’s obligations with respect to the Capital Securities and Common Securities. Subject to certain exceptions and limitations, Bancorporation may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Capital Securities or Common Securities.

SCB Capital Trust I, a statutory business trust (“SCB Cap Trust I”) acquired by First Citizens in an acquisition, had outstanding at December 31, 2013, $10,000 (par value) of floating rate Capital Securities based on three month LIBOR plus 2.85% which resets quarterly. The principal assets of SCB Cap Trust I will mature on April 7, 2034. The balance of the securities can be prepaid, subject to regulatory approval, in whole or part at any time on or after April 7, 2009. Additionally, SCB Cap Trust I issued $310 in liquidation amount of its Common Securities, which constitute all of its outstanding Common Securities to First Citizens.

The Capital Securities and the Common Securities of SCB Cap Trust I are included in Tier 1 capital for regulatory capital adequacy purposes. The obligations of First Citizens with respect to the issuance of the Capital Securities and the Common Securities constitute a full and unconditional guarantee by First Citizens of the Trust’s obligations with respect to the Capital Securities and Common Securities. Subject to certain exceptions and limitations, First Citizens may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Capital Securities or Common Securities.

The subordinated notes are unsecured obligations of Bancorporation and are junior to existing and future senior indebtedness and obligations to depositors and general or secured creditors.

NOTE 15—STOCKHOLDERS’ EQUITY

Each share of voting common and voting preferred stock is entitled to one vote on all matters on which stockholders vote. In certain cases, South Carolina law provides for class voting of shares and for voting rights for non-voting shares. Holders of shares of non-voting common stock have no right to vote on any matter on which stockholders are entitled to vote except in such instances as South Carolina law may require that they vote as a class, in which event, holders of non-voting shares have one vote for each share. In all other respects, holders of non-voting common stock have the same rights, privileges and limitations (including lack of preemptive rights) as holders of voting common stock. Dividend rights of each series of preferred stock are cumulative, and upon liquidation, each preferred stockholder is entitled to payment of par value or call amount for each share owned before any distribution to holders of common stock.

Holders of Series C preferred stock are entitled to be paid, when declared by the Board of Directors, cash dividends (the “regular dividend”) at the rate of $2.00 per share annually, payable quarterly. In addition to such regular dividends, holders of Series C preferred stock are entitled to be paid when declared by the Board of Directors, a special dividend (the “special dividend”) in December of each year in which the regular dividend per

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

share paid on Series C preferred stock is less than twice the amount per share paid by Bancorporation on its common shares. The special dividend shall be that amount per share which equals the difference between the regular dividend paid per share on the Series C preferred stock during such year and twice the amount of cash dividends per share paid on the common stock during such year.

Series A, B, and F preferred stock may be redeemed by Bancorporation, at its option, at par or stated value. Series C, Series E, and G preferred stock may be redeemed by Bancorporation, at its option, at a call price of $100, $200 and $50 per share, respectively. Series E preferred stock has no par value and is considered non-voting. Par value, number of shares authorized and outstanding, and dividends paid for each series of redeemable preferred stock at December 31, 2013 and 2012 follows:

		2013			2012
Series	Par Value	Authorized And Outstanding	Amount	Cash Dividend Per Share (1)	Authorized And Outstanding	Amount	Cash Dividend Per Share (1)
	(dollars in thousands, except per share and par value data)
A	$50	6,490	$324	$2.50	6,490	$324	$2.50
B	50	11,126	556	2.50	11,226	562	2.50
C	20	5,426	110	2.80	5,458	110	6.80
E	N/A	498	100	10.00	498	100	10.00
F	50	31,365	1,567	2.50	31,365	1,567	2.50
G	N/A	7,855	393	2.50	7,855	393	2.50

			$3,050			$3,056

(1)	The cash dividend amounts represent annual dividend payments which are paid on a quarterly basis.

Under South Carolina law, Bancorporation is authorized to pay dividends such as are declared by its Board of Directors subject to certain legal and regulatory restrictions. The Bank is subject to dividend limitations mandated by the South Carolina State Board of Financial Institutions.

NOTE 16—EMPLOYEE BENEFITS

The Bank has a noncontributory defined benefit pension plan (the “Plan”) which covered substantially all of its employees. On July 19, 2007, First Citizens’ Board of Directors approved an amendment to the Plan to provide that any employee who is hired or rehired on or after September 1, 2007 will not be eligible to participate in the Plan. Retirement benefits under the Plan are based on an employee’s length of service and highest average annual compensation for five consecutive years during the last ten years of employment. Contributions to the Plan are based upon the projected unit credit actuarial funding method and are limited to the amounts that are currently deductible for tax reporting purposes. Employees had to be employed by the Bank for at least one year to participate in the Plan. The employees fully vest in the Plan after five years of service. The Bank uses a December 31 measurement date for this Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table details the changes both in the actuarial present value of the projected pension benefit obligation and in the Plan’s assets, presents the funded status of the Plan at each year end and identifies the related amounts recognized and unrecognized in Bancorporation’s Consolidated Statements of Condition. The table also presents the weighted-average assumptions used to determine the benefit obligation at each year end.

	December 31,
	2013	2012
Change in benefit obligation:
Benefit obligation at beginning of year	$124,186	$101,704
Service cost	3,662	3,368
Interest cost	5,289	5,374
Actuarial (gain) loss	(14,304)	17,490
Benefits paid	(4,147)	(3,750)

Benefit obligation at end of year	$114,686	$124,186

The accumulated benefit obligation was $106,126 and $112,911 at December 31, 2013 and 2012, respectively. These accumulated benefit obligations differ from the projected benefit obligations above in that they reflect no assumptions about future compensation levels.

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012
Change in plan assets:
Fair value of plan assets at beginning of year	$113,323	$104,477
Actual return on plan assets	16,682	7,596
Employer contribution	15,000	5,000
Benefits paid	(4,147)	(3,750)

Fair value of plan assets at end of year	$140,858	$113,323

Funded status at end of year (if negative recognized as other liabilities and if positive recognized as other assets in the Consolidated Statements of Condition)	$26,172	$(10,863)

Accumulated other comprehensive loss, excluding income taxes:
Actuarial loss	$(23,912)	$(49,018)
Less prior service cost	693	866

Accumulated other comprehensive loss, excluding income taxes	$(23,219)	$(48,152)

Weighted-average assumptions used to determine benefit obligations, end of year:
Discount rate	5.10%	4.35%
Rate of future compensation increases	3.00%	3.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Expected Cash Flows

Information regarding the expected cash flows for the Plan is as follows:

Employer Contributions
2014 (expected)	$5,000

Expected Benefit Payments
2014	$4,487
2015	4,858
2016	5,250
2017	5,745
2018	6,211
2019—2023	37,652

Expected Amortization in 2014 (to be included in net periodic pension cost):
Amortization of loss	$1,404
Amortization of prior service credits	(173)

The following table details the components of pension expense recognized in Bancorporation’s Consolidated Statements of Income:

	For the Year Ended December 31,
	2013	2012	2011
Service costs	$3,662	$3,369	$3,305
Interest costs	5,289	5,373	5,020
Expected return on plan assets	(9,916)	(8,595)	(8,104)
Recognized net actuarial loss	4,036	2,761	1,842
Amortization of prior service credits	(173)	(173)	(173)

Net pension expense	$2,898	$2,735	$1,890

Bancorporation used the following weighted-average assumptions in determining the net pension expense for the years ended December 31, 2013, 2012, and 2011:

	2013	2012	2011
Discount rate	4.35%	5.25%	5.50%
Rate of future compensation increases	3.00%	3.00%	3.00%
Expected long-term return on plan assets	8.00%	8.00%	8.00%

The following table presents the percentage allocation of Plan assets by investment category at December 31, 2013 and 2012:

	2013	2012
Equity securities	57.2%	53.9%
Debt securities	24.1%	29.5%
Other securities	4.4%	5.0%
Cash and equivalents	14.3%	11.6%

Total	100.00%	100.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The fair values of pension plan assets carried at December 31, 2013 by asset category are as follows:

	Fair Value at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Pension plan assets:
Equity securities	$86,702	$86,702	$—	$—
Debt securities	33,928	23,739	10,189	—
Cash equivalents	20,228	20,228	—	—

Total	$140,858	$130,669	$10,189	$—

The fair values of pension plan assets carried at December 31, 2012 by asset category are as follows:

	Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Pension plan assets:
Equity securities	$66,716	$66,716	$—	$—
Debt securities	33,401	24,572	8,829	—
Cash equivalents	13,206	13,206	—	—

Total	$113,323	$104,494	$8,829	$—

The investment policy for this Plan establishes an asset allocation whereby fixed income securities including cash and cash equivalents should comprise no less than 50% of Plan assets and whereby equity securities should not exceed 50% of Plan assets. Because the investment policy grants a 10% of Plan market value variance when assessing overall asset allocation percentage, equity securities can comprise up to 60% of Plan assets before action is required. Debt securities include $1,886 and $1,881 of Cap Trust I’s Capital Securities and equity securities include $5,451 and $4,050 of Bancorporation’s common stock as of December 31, 2013 and 2012, respectively.

Bancorporation’s pension investment committee establishes investment policies and strategies and regularly monitors the performance of the funds. Bancorporation’s investment strategy with respect to pension assets is to invest the assets in accordance with the Employee Retirement Security Act and fiduciary standards. The long-term primary objectives for the Plan are to provide for a reasonable amount of long-term growth of capital, without undue exposure to risk, and to provide investment results that meet or exceed the Plan’s expected long-term rate of return.

The weighted average expected long-term rate of return on Plan assets represents the average rate of return expected to be earned on Plan assets over the period the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, Bancorporation considers the actual historical and current returns on Plan assets. Using this reference information, Bancorporation develops forward-looking return expectations for the Plan.

The Plan was amended to provide that any employee who is hired or rehired on or after September 1, 2007 will not be eligible to participate in the Plan. In addition, all current participants as of the Plan amendment were

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

eligible to irrevocably opt out of accruing further benefits in the Plan in order to participate in an enhanced contributory savings plan discussed below. Participants who did not elect the enhanced contributory savings plan will continue to accrue benefits in the Plan and the existing contributory savings plan.

Bancorporation has a contributory savings plan covering employees who elected to participate prior to September 1, 2007. Bancorporation matches 100% of the employees’ contribution of up to 3% of compensation and 50% of the employees’ contribution over 3% but not to exceed 6% of compensation. The matching funds contributed by Bancorporation are 100% vested immediately.

Bancorporation has an enhanced contributory savings plan covering employees hired or rehired on or after September 1, 2007 and which provided for benefits beginning January 1, 2008. Bancorporation matches 100% of the employees’ contributions of up to 6% of compensation and has historically contributed a profit sharing contribution equal to 3% of a participant’s compensation regardless of whether the participant is making contributions. The matching funds and profit sharing contributions contributed by Bancorporation are 100% vested immediately.

Under both of the foregoing savings plans, Bancorporation has the discretion to change, amend, or forego the described contributions subject to compliance with applicable tax requirements.

Matching contributions provided by Bancorporation were $5,709, $5,569, and $5,691 for the years ended December 31, 2013, 2012, and 2011, respectively, and are included in salaries and employee benefits in the Consolidated Statements of Income.

NOTE 17—COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Financial instruments with off-balance sheet risk include commitments to extend credit, standby letters of credit and commitments on mortgage loans held for resale. Generally, Bancorporation charges a fee to the customer to extend these commitments as part of its normal banking activities. These fees are initially deferred and included in loans in the Consolidated Statements of Condition. Ultimately, such fees are recorded as an adjustment to yield over the life of the loan or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

A summary of the significant financial instruments with off-balance sheet risk follows:

	Contract Amount at December 31,
	2013	2012
Commitments to extend credit	$936,963	$899,453
Letters of credit and financial guarantees	15,658	19,956

Total	$952,621	$919,409

Commitments to extend credit are agreements to lend to a borrower as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. Bancorporation evaluates each borrower’s credit worthiness on a case-by-case basis using the same credit policies for on-balance sheet financial instruments. The amount of collateral obtained, if deemed necessary upon extension of credit, is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

based on management’s credit evaluation of the borrower. The type of collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income producing property.

Letters of credit and financial guarantees are conditional commitments issued by Bancorporation to guarantee the performance of a borrower to a third party. As of December 31, 2013, Bancorporation had issued $15,658 in such guarantees predominantly for terms of one year or less and represent the maximum exposure under such instruments. These guarantees are primarily issued to support public and private borrowing arrangements. The evaluations of credit worthiness, consideration of need for collateral, and credit risk involved in issuing letters of credit are essentially the same as that involved in extending loans to borrowers.

Most of Bancorporation’s business activity is with customers located in South Carolina. A significant economic downturn in South Carolina could have a material adverse impact on the operations of Bancorporation. As of December 31, 2013, Bancorporation had no other significant concentrations of credit risk in the loan portfolio.

Bancorporation is a defendant in litigation arising out of normal banking activities. In the opinion of management and Bancorporation’s counsel, the ultimate resolution of these matters will not have a material effect on Bancorporation’s financial condition or results of operations.

NOTE 18—RELATED PARTY TRANSACTIONS

Bancorporation has, and expects to have in the future, transactions in the ordinary course of business with its directors, officers, principal stockholders and their associates on substantially the same terms (including interest rates and collateral on loans) as those prevailing for comparable transactions with others. However, subject to the completion of length of service requirements and credit approval, all employees are eligible to receive reduced interest rates on extensions of credit. The transactions do not involve more than the normal risk of collectability.

Aggregate balances and activity related to extensions of credit to officers, directors and their associates was as follows:

December 31, 2013
Balance at beginning of year	$1,778
New loans and additions	636
Payments and other deductions	(33)

Balance at end of year	$2,381

First-Citizens Bank & Trust Company, Raleigh, North Carolina (“FCBNC”) is the wholly-owned subsidiary of First Citizens BancShares, Inc. (“BancShares”). Bancorporation’s Vice Chairman is a director and executive officer of BancShares and FCBNC and a Bancorporation director is the Chairman and executive officer of Bancshares and FCBNC. Bancorporation has a contract with FCBNC for the purpose of outsourcing data processing and other services to include item processing, deposits, loans, general ledger, investments and statement rendering functions. Total expenses paid under this contract as well as reimbursements to FCBNC for services provided by Bancorporation’s Vice Chairman were $26,348, $26,055, and $23,352 for the years ended December 31, 2013, 2012, and 2011, respectively. FCBNC also provides insurance broker services to Bancorporation and fees paid for this service were $200, $180, and $138 for the years ended December 31, 2013, 2012, and 2011, respectively. Investment securities available-for-sale includes an investment in FCBNC with a carrying value of $46,681 and $34,701 at December 31, 2013 and 2012, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

In 2012, Bancorporation consummated transactions to purchase from a former director of Bancorporation and FCBNC, 160,834 shares of Bancorporation’s voting common stock, at a purchase price of $490 per share, and 554 and 129 shares of Bancorporation’s Preferred Series B and G shares, respectively, at a purchase price of $33.33 per share, for total cash consideration of $78.83 million.

NOTE 19—FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2013 and December 31, 2012. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The carrying amounts and estimated fair values of Bancorporation’s financial instruments at December 31, 2013 are as follows:

	December 31, 2013		Fair Value Measurements at December 31, 2013
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$1,312,327	$1,312,327	$1,312,327	$—	$—
Investment securities	2,000,022	2,000,022	1,198,390	801,632	—
Loans not covered by loss sharing agreements, net	4,288,941	4,315,768	—	—	4,315,768
Loans covered by loss sharing agreements	174,203	174,203	—	—	174,203
Interest receivable	15,805	15,805	—	15,805	—
FDIC receivable for loss sharing agreements	11,472	11,472	—	—	11,472
Federal Home Loan Bank stock	9,826	9,826	—	9,826	—
Financial liabilities:
Deposits	7,191,569	7,195,138	6,155,241	1,039,897	—
Securities sold under agreements to repurchase	179,386	179,386	—	179,386	—
Interest payable	3,107	3,107	—	3,107	—
Long-term debt	203,278	195,892	—	195,892	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The carrying amounts and estimated fair values of Bancorporation’s financial instruments at December 31, 2012 are as follows:

	December 31, 2012		Fair Value Measurements at December 31, 2012
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$1,692,586	$1,692,586	$1,692,586	$—	$—
Investment securities	1,606,149	1,606,152	1,056,028	550,124	—
Loans not covered by loss sharing agreements, net	4,016,815	4,099,031	—	—	4,099,031
Loans covered by loss sharing agreements	282,335	282,335	—	—	282,335
Interest receivable	15,671	15,671	—	15,671	—
FDIC receivable for loss sharing agreements	53,593	53,593	—	—	53,593
Federal Home Loan Bank stock	12,156	12,156	—	12,156	—
Financial liabilities:
Deposits	7,042,865	7,044,994	5,778,965	1,266,029	—
Securities sold under agreements to repurchase	225,688	225,688	—	225,688	—
Interest payable	3,702	3,702	—	3,702	—
Short-term borrowings	1,825	1,834	—	1,834	—
Long-term debt	203,176	194,008	—	194,008	—

It is Bancorporation’s policy to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the Consolidated Statements of Condition.

Following is a description of the methods and assumptions used to estimate the fair value of each class of Bancorporation’s financial instruments:

Short-term financial instruments:

Short-term financial instruments are valued at their carrying amounts reported in the Consolidated Statements of Condition, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, short-term investments, interest receivable and interest payable.

Investment securities:

Fair value is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Loans not covered under FDIC loss sharing agreements:

For mortgage loans held for resale, fair value is estimated using the quoted market prices for securities backed by similar loans. The fair value of loans is estimated by discounting the expected future cash flows using Bancorporation’s current interest rates at which loans would be made to borrowers with similar credit risk.

Loans covered under FDIC loss sharing agreements:

The fair value of loans covered under the FDIC loss sharing agreements is based on recent external appraisals or valuations. If recent appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information. The fair value for loans covered under FDIC loss sharing agreements approximates their carrying value. Fair value estimates also consider the impact of liquidity discounts appropriate as of the measurement date.

FDIC receivable for loss sharing agreements:

The fair value for the FDIC receivable for loss sharing agreements approximates its carrying value.

Federal Home Loan Bank stock:

FHLB stock is recorded at cost and is periodically reviewed for impairment. No ready market exists for FHLB stock. It has no quoted market value and is carried at cost. Cost approximates fair market value based upon the redemption requirements of the FHLB which continues to repurchase stock. This investment is not considered impaired at December 31, 2013.

Deposits:

Deposits with no defined maturity such as demand deposits, NOW, Money Market, and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow that applies current interest rates to a schedule of aggregated remaining maturities.

Securities sold under agreements to repurchase:

Securities sold under agreements to repurchase are valued at their carrying amounts reported in the Consolidated Statements of Condition, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

Short-term borrowings:

Rates currently available to Bancorporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Long-term debt:

Rates currently available to Bancorporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Commitments to extend credit and standby letters of credit:

The fair values of commitments to extend credit and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair value of Bancorporation’s commitments to extend credit and standby letters of credit is nominal.

Bancorporation groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair values. These levels are:

Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3: Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models and similar techniques.

Among Bancorporation’s assets and liabilities, investment securities available for sale are reported at their fair values on a recurring basis. Bancorporation reports no liabilities at their fair values on a recurring basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

For assets carried at fair value, the following table provides fair value information as of December 31, 2013:

		Fair value measurements at December 31, 2013
	Fair Value at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value

Investment securities available-for-sale:
U.S. government treasuries and agencies	$1,148,349	$1,148,349	$—	$—
GNMA, FNMA and FHLMC mortgage-backed securities	761,165	—	761,165	—
Obligations of states and political subdivisions	2,265	—	2,265	—
Corporate bonds	27,694	—	27,694	—
Preferred stock	10,508	—	10,508	—
Equity securities	50,041	50,041	—	—

Total investment securities available-for-sale	$2,000,022	$1,198,390	$801,632	$—

For assets carried at fair value, the following table provides fair value information as of December 31, 2012:

		Fair value measurements at December 31, 2012
	Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value

Investment securities available-for-sale:
U.S. government treasuries and agencies	$1,014,775	$1,014,775	$—	$—
GNMA, FNMA and FHLMC mortgage-backed securities	519,426	—	519,426	—
Obligations of states and political subdivisions	3,972	—	3,972	—
Corporate bonds	16,541	—	16,541	—
Preferred stock	10,185	—	10,185
Equity securities	37,419	37,419	—	—

Total investment securities available-for-sale	$1,602,318	$1,052,194	$550,124	$—

Fair value measurement of investment securities available-for-sale is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in an active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Some assets are carried at fair value on a nonrecurring basis. Bancorporation reports no liabilities at their fair values on a nonrecurring basis. Loans held for sale are carried at the lower of aggregate cost or fair value and are therefore carried at fair value only when fair value is less than the asset cost.

Certain impaired loans, other real estate owned and mortgage servicing rights are also carried at fair value when fair value is less than the amortized cost.

The values of mortgage loans held for resale are based on prices observed for similar pools of loans, appraisals provided by third parties and prices determined based on terms of investor purchase commitments.

Bancorporation does not record loans at fair value on a recurring basis. However, from time to time a loan is considered impaired and a specific reserve is established or the loan is partially charged off. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with applicable accounting guidance. The fair value of impaired loans is estimated using either the collateral value or by the discounted present value of the expected cash flows (“DCF”). Collateral values are determined using appraisals or other third-party value estimates of the subject property with 7 to 11 percent reductions for estimated holding and selling costs. Impaired loans are assigned to an asset manager and monitored periodically for significant changes since the last valuation. If significant changes are noted, the asset manager orders a new valuation or adjusts the valuation accordingly. Expected cash flows are determined using expected loss rates developed from historic experience for loans with similar risk characteristics. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investment in such loans. At December 31, 2013 and 2012, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with Bancorporation’s standards, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, Bancorporation records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, Bancorporation records the impaired loan as nonrecurring Level 3. Loans, using the DCF method of evaluation, whose fair value is below the recorded balance, are recorded as nonrecurring Level 3.

Other real estate owned includes certain foreclosed assets that are measured and reported at fair value using Level 3 inputs for valuations based on non-observable criteria. The values of OREO are determined by collateral valuations. Collateral values are determined using appraisals or other third-party value estimates of the subject property with 7 to 11 percent reductions for estimated holding and selling costs. Changes to the value of the assets between scheduled valuation dates are monitored through continued communication with brokers and monthly reviews by the asset manager assigned to each asset. The asset manager uses the information gathered from brokers and other market sources to identify any significant changes in the market or the subject property as they occur. Valuations are then adjusted or new appraisals are ordered to ensure the reported values reflect the most current information.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The fair values of MSRs are determined by using models which depend on estimates of prepayment rates, the weighted average lives, and the weighted average coupon rate of the MSRs. The significant unobservable inputs used in the fair value measurement of Bancorporation’s MSRs are the weighted average constant prepayment rate and weighted average discount rate. Significant increases (decreases) in any of those inputs in isolation could result in a significantly lower (higher) fair value measurement. Although the constant prepayment rate and the discount rate are not directly interrelated, they will generally move in opposite directions. Bancorporation’s estimates the fair value of MSRs through use of a discounted cash flow model to calculate the present value of estimated future net servicing income based on observable and unobservable inputs into the model to arrive at an estimated fair value. To assess the reasonableness of the fair value measurement, the fair value and constant prepayment rates are compared to an independent valuation report on an annual basis. See Note 8 for more information on MSRs.

For assets carried at fair value on a nonrecurring basis, the following table provides fair value information as of December 31, 2013:

		Fair value measurements at December 31, 2013 using:
	Fair Value at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mortgage loans held for resale	$25,239	$—	$25,239	$—
Mortgage servicing rights	2,421	—	—	2,421
Impaired loans not covered by loss sharing agreements	41,667	—	—	41,667
Other real estate owned not covered by loss sharing agreements	28,059	—	—	28,059
Other real estate owned covered by loss sharing agreements	12,850	—	—	12,850

For assets carried at fair value on a nonrecurring basis, the following table provides fair value information as of December 31, 2012:

		Fair value measurements at December 31, 2012 using:
	Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mortgage loans held for resale	$50,610	$—	$50,610	$—
Mortgage servicing rights	12,579	—	—	12,579
Impaired loans not covered by loss sharing agreements	40,465	—	—	40,465
Other real estate owned not covered by loss sharing agreements	44,251	—	—	44,251
Other real estate owned covered by loss sharing agreements	31,424	—	—	31,424

NOTE 20—CAPITAL MATTERS

Bancorporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Bancorporation and its banking subsidiaries’ consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of Bancorporation and its banking subsidiaries’ assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Bancorporation and its banking subsidiaries’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Bancorporation and its banking subsidiaries to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets (leverage ratio). Management believes, as of December 31, 2013, that Bancorporation and its banking subsidiary meet all capital adequacy requirements to which it is subject.

To be categorized as “well-capitalized”, Bancorporation and its banking subsidiaries must maintain minimum Total risk-based and Tier I risk-based ratios as set forth in the table below. As seen below, Bancorporation and its banking subsidiaries are considered to be “well-capitalized” institutions per regulatory definitions. There are no conditions or events subsequent to December 31, 2013 that management believes would materially change the capital amounts and ratios presented below for Bancorporation and the Bank.

	Actual		Required For Capital Adequacy Purposes		Required To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)
	As of December 31, 2013
Total capital to risk-weighted assets:
Bancorporation	$751,337	17.41%	$345,265	8.00%	N/A	N/A
Bank	787,962	18.34	343,759	8.00	429,699	10.00
Tier I capital to risk-weighted assets:
Bancorporation	670,385	15.53	172,633	4.00	N/A	N/A
Bank	734,218	17.09	171,879	4.00	257,819	6.00
Tier I capital to average assets:
Bancorporation	670,385	8.32	322,306	4.00	N/A	N/A
Bank	734,218	9.12	321,907	4.00	402,384	5.00

	As of December 31, 2012
Total capital to risk-weighted assets:
Bancorporation	$719,357	17.69%	$325,397	8.00%	N/A	N/A
Bank	741,041	18.30	323,952	8.00	404,940	10.00
Tier I capital to risk-weighted assets:
Bancorporation	623,417	15.33	162,698	4.00	N/A	N/A
Bank	690,233	17.05	161,976	4.00	242,964	6.00
Tier I capital to average assets:
Bancorporation	623,417	7.78	320,606	4.00	N/A	N/A
Bank	690,233	8.64	319,538	4.00	399,423	5.00

N/A-not subject to prompt corrective action.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 21—SUBSEQUENT EVENTS

The Board of Directors of Bancorporation declared a quarterly common stock dividend of $.35 per share for shareholders of record as of February 7, 2014, payable February 21, 2014.

As of the date of these financial statements, First Citizens paid $1,756 to the FDIC related to fourth quarter 2013 net recoveries under the loss sharing agreements.

Management has evaluated subsequent events through October 1, 2014, which is the date the financial statements were updated for the subsequent event discussed in Note 23, and there were no subsequent events to disclose or recognize except as noted above and in Note 23.

NOTE 22—BANCORPORATION (PARENT COMPANY INFORMATION ONLY)

Bancorporation’s principal asset is its investment in its wholly-owned subsidiary, the Bank, and its principal source of income is dividends from the Bank. As discussed in Note 14, the Bank has dividend limitations regulated by the applicable state regulatory agencies.

Bancorporation’s condensed Statements of Condition and the related condensed Statements of Income and of Cash Flows are as follows:

STATEMENTS OF CONDITION

	As of December 31,
	2013	2012
Assets:
Cash	$5,984	$2,039
Investments in subsidiaries	887,831	850,296
Investment securities	61,327	48,433
Other assets	5,691	6,766

Total assets	$960,833	$907,534

Liabilities and stockholders’ equity:
Long-term debt	$192,968	$192,866
Other liabilities	18,164	15,174
Stockholders’ equity	749,701	699,494

Total liabilities and stockholders’ equity	$960,833	$907,534

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

STATEMENTS OF INCOME

	For the Year Ended December 31,
	2013	2012	2011
Income:
Dividends received from banking subsidiaries	$11,167	$96,500	$11,650
Other	1,724	1,069	374

	12,891	97,569	12,024

Expenses:
Interest	11,956	12,050	11,975
Other	520	965	910

	12,476	13,015	12,885
Income before equity in undistributed (overdistributed) earnings of subsidiaries and income taxes	415	84,554	—
Loss before equity in undistributed earnings of subsidiaries and income taxes	—	—	(861)
Equity in undistributed (overdistributed) earnings of the subsidiaries and associated companies	40,883	(34,900)	47,259

Income before income taxes	41,298	49,654	46,398
Applicable income tax benefit	(3,705)	(4,181)	(4,379)

Net income	$45,003	$53,835	$50,777

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$45,003	$53,835	$50,777
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed earnings of the subsidiaries and associated companies	(40,883)	34,900	(47,259)
Accretion of discount on long-term debt	102	101	101
Accretion of discount on investment securities	(500)	(250)	—
Gain on sale of investment securities	—	(129)	—
Decrease in other assets	1,199	874	928
Other-than-temporary impairment	—	—	196
Increase (decrease) in other liabilities	148	164	(71)

Net cash provided by operating activities	5,069	89,495	4,672

Cash flows from investing activities:
Purchase of available-for-sale securities	—	(15,851)	—
Sale of available-for-sale securities	—	6,097	—

Net cash used by investing activities	—	(9,754)	—

Cash flows from financing activities:
Acquisition of common and preferred stock	(5)	(79,124)	(516)
Cash dividends paid	(1,119)	(3,058)	(1,348)

Net cash used by financing activities	(1,124)	(82,182)	(1,864)

Net increase (decrease) in cash	3,945	(2,441)	2,808
Cash at beginning of year	2,039	4,480	1,672

Cash at end of year	$5,984	$2,039	$4,480

Supplemental disclosure of cash flows information:
Interest paid	$11,791	$11,886	$11,802

NOTE 23—OTHER SUBSEQUENT EVENT

On June 10, 2014, First Citizens BancShares, Inc. (NASDAQ: FCNCA) (“BancShares”) and Bancorporation signed a definitive merger agreement which provides for the merger of Bancorporation and its banking subsidiary, First Citizens Bank and Trust Company, Inc., into Raleigh, N.C.-based First Citizens BancShares, Inc. and its banking subsidiary, First-Citizens Bank & Trust Company. The merger transaction was approved by the shareholders on September 16, 2014, constituting a triggering event for which Bancorporation is undertaking a step 2 goodwill impairment assessment as discussed in Note 1. As a result, Bancorporation expects to record approximately $153 million to $183 million of goodwill impairment in the third quarter of 2014.